Exhibit 10.25

EXECUTION ORIGINAL

REVOLVING CREDIT, TERM LOAN

AND

SECURITY AGREEMENT

BERKSHIRE BANK

(AS LENDER)

WITH

TOTALSTONE, LLC

(AS BORROWER)

December 20, 2017

-i-

TABLE OF CONTENTS (cont’d)

-ii-

TABLE OF CONTENTS (cont’d)

-iii-

TABLE OF CONTENTS (cont’d)

-iv-

TABLE OF CONTENTS (cont’d)

-v-

List of Exhibits and Schedules

Exhibits

Exhibit 1.2	Borrowing Base Certificate
Exhibit 2.1(a)	Revolving Credit Note
Exhibit 2.4	Term Note

Schedules

Schedule 1.2	Permitted Encumbrances
Schedule 4.5	Equipment and Inventory Locations
Schedule 4.15(j)	Deposit and Investment Accounts
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.8(b)	Litigation
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.14	Labor Disputes
Schedule 5.27	Commercial Tort Claims
Schedule 5.28	Letter of Credit Rights
Schedule 5.29	Material Contracts
Schedule 7.3	Guarantees

-vi-

REVOLVING CREDIT, TERM LOAN
AND
SECURITY AGREEMENT

This REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT dated December 20, 2017 by and between TOTALSTONE, LLC, a limited liability company formed under the laws of the State of Delaware (the “Borrower”), and BERKSHIRE BANK (the “Lender” and/or “BB”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrower and Lender hereby agree as follows:

1. DEFINITIONS.

1.1 Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrower for the fiscal year ended December 31, 2016. If there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under GAAP used in such calculations, Lender and Borrower shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Lender and Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Borrower shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Lender may reasonably require in order to provide the appropriate financial information required hereunder with respect to Borrower both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP.

1.2 General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Advance Rates” shall mean, collectively, the Receivables Advance Rate and the Inventory Advance Rate.

“Advances” shall mean and include the Revolving Advances as well as the Letters of Credit and the Term Loan.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 5% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agreement” shall mean this Revolving Credit, Term Loan and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Terrorism Laws” shall mean any Applicable Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery including Executive Order No. 13224, the USA PATRIOT Act, the Applicable Laws comprising or implementing the Bank Secrecy Act, the Applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws (as any of the foregoing Applicable Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Authority” shall have the meaning set forth in Section 4.19(d).

“Base Rate” shall mean the “Prime Rate” of interest as published in the “Money Rates” section of The Wall Street Journal on the applicable date (or the highest “Prime Rate” if more than one is published), as such rate may change from time to time. If The Wall Street Journal ceases to be published or goes on strike or is otherwise not published, BB may use a similar published prime or base rate. The Base Rate is not necessarily the lowest or best rate of interest offered by BB to any borrower or class of borrowers.

“BB” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“Blocked Accounts” shall have the meaning set forth in Section 4.15(h).

“Blocked Account Bank” shall have the meaning set forth in Section 4.15(h).

“Blocked Person” shall have the meaning set forth in Section 5.25(b) hereof.

“Borrower” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“Borrower’s Account” shall have the meaning set forth in Section 2.8.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 duly executed by the President, Chief Financial Officer or Controller of the Borrower and delivered to the Lender, appropriately completed, by which such officer shall certify to Lender the Formula Amount and calculation thereof as of the date of such certificate.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in New Jersey and, if the applicable Business Day relates to any LIBOR Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures.

“Capitalized Lease Obligation” shall mean any Indebtedness of Borrower represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Flow Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) the sum of (i) EBITDA of Borrower for such period, minus (ii) the aggregate amount of distributions and other disbursements made by the Borrower to its members during such period, minus (iii) the aggregate amount of Unfinanced Capital Expenditures made by the Borrower during such period, minus (iv) the aggregate amount of income tax expenses of the Borrower during such period (which, for the avoidance of doubt, excludes Permitted Tax Distribution made during such period) to (b) the sum of (i) the aggregate amount of principal payments made by the Borrower during such period with regard to all Indebtedness of the Borrower (other than on account of the Loans, any and all principal payments with regard to the Subordinated Loan Agreement permitted pursuant to the terms of the Subordination Agreement, the principal payment with regard to the Subordinated Loan Agreement in the amount of $250,000 made in August, 2017 and the payment in full of the existing indebtedness owing to Capital One, National Association), plus (ii) the aggregate amount of principal payments by the Borrower during such period with regard to all Capitalized Lease Obligations of the Borrower, plus (iii) all interest expense of Borrower paid in cash during such period.

“Cash Management Products and Services” shall mean agreements or other arrangements under which Lender or any Affiliate Lender provides any of the following products or services to the Borrower: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services. The indebtedness, obligations and liabilities of the Borrower to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder.

“Cash Management Liabilities” shall have the meaning provided in the definition of Cash Management Products and Services.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean (a) the occurrence of any event (whether in one or more transactions) which results in a transfer of control of Borrower to a Person who is not an Original Owner or (b) any merger or consolidation of or with Borrower into another entity (and where control of the merged or consolidated entity is in someone who is not an Original Owner). For purposes of this definition, “control of Borrower” shall mean the power, direct or indirect (x) to vote 50% or more of the Equity Interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of Borrower or (y) to direct or cause the direction of the management and policies of Borrower by contract or otherwise.

“Change of Ownership” shall mean (a) 50% or more of the Equity Interests of Borrower is no longer owned or controlled by (including for the purposes of the calculation of percentage ownership, any Equity Interests into which any Equity Interests of Borrower held by any of the Original Owners are convertible or for which any such Equity Interests of Borrower or of any other Person may be exchanged and any Equity Interests issuable to such Original Owners upon exercise of any warrants, options or similar rights which may at the time of calculation be held by such Original Owners) a Person who is an Original Owner or (b) sale of all or substantially all of the property or assets of Borrower.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, Borrower or any of its Affiliates.

“Closing Date” shall mean December 20, 2017 or such other date as may be agreed to by the parties hereto.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include all right, title and interest of Borrower in all of the following property and assets of Borrower, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

(a) all Receivables and all supporting obligations relating thereto;

(b) all Equipment and fixtures;

(c) all General Intangibles (including all payment intangibles and all software) and all supporting obligations related thereto;

(d) all Inventory;

(e) all Subsidiary Stock and Investment Property;

(f) all contract rights, rights of payment which have been earned under a contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;

(g) all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by Borrower or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through (f) of this definition; and

(h) all proceeds and products of the property described in clauses (a) through (g) of this definition, in whatever form. It is the intention of the parties that if Lender shall fail to have a perfected Lien in any particular property or assets of Borrower for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Lender against Borrower, would be sufficient to create a perfected Lien in any property or assets that such Borrower may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315- of the Uniform Commercial Code).

Notwithstanding the foregoing, in no event shall the Collateral include or the security interest granted under Section 4 of this Agreement attach to:

I. any lease, license, contract or agreement to which the Borrower is a party, and any of its rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of (i) any law, rule or regulation applicable to the Borrower, or (ii) a term, provision or condition of any such lease, license, contract or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided however that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall immediately to any portion of such lease, license, contract or agreement no subject to the prohibitions specified in (i) or (ii) above, provided further that the exclusions referred to in this clause (x) shall not include any “proceeds” of any such lease, license, contract or agreement; or

II. any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law.

“Collateral Access Agreement” shall mean an agreement which is executed in favor of Lender by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive or subordinate any Lien that such Person may ever have with respect to any of the Collateral and shall authorize Lender from time to time to enter upon the premises to inspect or remove the Collateral from such premises.

“Compliance Certificate” shall mean a compliance certificate to be signed by the President, Chief Financial Officer or Controller of Borrower, which shall state that, based on an examination sufficient to permit such officer to make an informed statement, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrower’s compliance with the requirements or restrictions imposed by Sections 6.5, 7.4, 7.5, 7.6, 7.7, 7.8 and 7.11.

“Computer System(s)” shall mean any and all hardware, software, databases, websites, applications, mobile devices and applications, storage devices, servers, transmission media, internet-connected devices and applications, network-connected devices and applications, computers, operating systems, network interfaces, network devices, interface cards, hubs, bridges, switches, routers, gateways, firewalls, media and peripherals.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents or the Subordinated Loan Documentation, including any Consents required under all Applicable Law.

“Consigned Inventory” shall mean Inventory of Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Contract Rate” shall mean, as applicable, the Revolving Interest Rate and the Term Loan Rate.

“Controlled Group” shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under Section 414 of the Code.

“Covered Entity” shall mean (a) Borrower, each of Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contact or otherwise.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with Borrower, pursuant to which Borrower is to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.11(b) hereof.

“Cyber Attack” shall mean any action by any Person, any of its employees, or any third party that has the effect, or potentially may have the effect, of altering, damaging, stealing, accessing, acquiring, disabling and/or destroying any portion of data or the Computer Systems of Borrower or any of its Subsidiaries.

“Data Breach” shall have the meaning ascribed to it by any applicable Privacy Law that pertains to the unauthorized access or acquisition of data.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Depository Accounts” shall have the meaning set forth in Section 4.15(h) hereof.

“Dilution Percentage” shall mean the percentage of a Person’s Receivables that are subject to any and all returns, allowances, credit losses, discounts and other offsets and deductions as determined by the Lender in its Permitted Discretion from time to time.

“Documents” shall have the meaning set forth in Section 8.1(c) hereof.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Base Rate.

“Drawing Date” shall have the meaning set forth in Section 2.12(a) hereof.

“Early Termination Date” shall have the meaning set forth in Section 13.1 hereof.

“EBITDA” shall mean for any period the sum of (i) Net Income (or loss) of Borrower for such period (excluding extraordinary gains and losses), plus (ii) all interest expense of Borrower for such period, plus (iii) all charges against income of Borrower during such period for federal, state and local income taxes accrued, plus (iv) depreciation expenses of the Borrower for such period, plus (v) amortization expenses of the Borrower for such period, plus (vi) non-cash management fees.

“Eligible Insured Foreign Receivable or Receivables” shall mean Receivables that meet the requirements of Eligible Receivables, except clause (f) of such definition, provided that such Receivable is credit insured (the insurance carrier, amount and terms of such insurance shall be reasonably acceptable to Lender in its Permitted Discretion and shall name Lender as beneficiary or loss payee, as applicable).

“Eligible Inventory” shall mean and include Inventory, excluding raw materials and work in process, valued at the lower of cost or market value, determined on a weighted average basis, which is not, in Lender’s Permitted Discretion, obsolete, slow moving or unmerchantable. In addition, Inventory shall not be Eligible Inventory if it: (a) does not conform to and comply with all standards and requirements imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof; (b) is in-transit within the United States; (c) is located outside the continental United States or at a location that is not otherwise in compliance with this Agreement; (d) constitutes Consigned Inventory; (e) is the subject of an Intellectual Property Claim; (f) is subject to a License Agreement that limits, conditions or restricts the Borrower’s or Lender’s right to sell or otherwise dispose of such Inventory, unless Lender is a party to a Licensor/Lender Agreement with the Licensor under such License Agreement or Lender shall establish reserves against the Formula Amount with respect thereto as Lender shall deem appropriate in its Permitted Discretion; (g) is situated at a location not owned by a Borrower unless the owner or occupier of such location has executed in favor of Lender Collateral Access Agreement or Lender shall establish reserves against the Formula Amount with respect thereto as Lender shall deem appropriate in its Permitted Discretion; (h) if the sale of such Inventory would result in an ineligible Receivable or (i) is not subject to a perfected, first priority security interest in favor of Lender and no other Lien (other than a Permitted Encumbrance).

“Eligible Receivables” shall mean and include with respect to Borrower, each Receivable of Borrower arising in the Ordinary Course of Business. A Receivable shall not be deemed eligible unless such Receivable is subject to Lender’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence reasonably satisfactory to Lender. In addition, no Receivable shall be an Eligible Receivable if:

(a) it arises out of a sale made by Borrower to an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower;

(b) it is due or unpaid more than ninety (90) days after the original invoice date or sixty (60) days after the original due date;

(c) fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder;

(d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of cereditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f) the sale is to a Customer outside the continental United States of America or a province of Canada that has not adopted the Personal Property Security Act of Canada, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Lender in its Permitted Discretion or such Receivable constitutes an Eligible Insured Foreign Receivable;

(g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, contra account, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h) Intentionally Omitted.

(i) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless Borrower assigns its right to payment of such Receivable to Lender pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(j) the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(k) the Receivables of the Customer exceed a credit limit determined by Lender, in its Permitted Discretion, but only with respect to the amount of such Receivable which exceeds such limit;

(l) the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense or counterclaim), the Customer is also a creditor or supplier of a Borrower or the Receivable is contingent in any respect or for any reason;

(m) Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed (but only to the extent of such dispute; or

(o) such Receivable is not payable to Borrower.

Eligible Receivables shall not include that portion of an Account representing interest or finance charges for past due balances or unapplied credits.

“Environmental Complaint” shall have the meaning set forth in Section 4.19(d) hereof.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include all of Borrower’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including, but not limited to, all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Excess Cash Flow” shall mean, for any fiscal period, for Borrower, EBITDA, minus each of the following, to the extent actually paid in cash during such fiscal period: Unfunded Capital Expenditures, taxes, dividends and distributions and all interest and principal payments made with regard to the Borrower’s Indebtedness.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following taxes imposed on or with respect to any amount due to any Lender or any other Payee whether under this Agreement or under any of the Other Documents, or any amount that is otherwise required to be withheld or deducted from a payment to any of these Persons: (a) any U.S. federal, state, or local taxes imposed on or measured by its overall net income (however denominated) including, but not limited to, income taxes, franchise taxes, gross receipts taxes, business activity taxes, and branch profits taxes, (b) any U.S. federal income tax withholdings; (c) any U.S. federal withholding taxes imposed pursuant to FATCA; and (d) any tax imposed by a Governmental Body that is not a subdivision, authority, agency, department or instrumentality of the United States, one of its state, or a political subdivision thereof.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor provisions) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Foreign Subsidiary” of any Person, shall mean any Subsidiary of such Person that is not organized or incorporated in the United States or any State or territory thereof.

“Formula Amount” shall have the meaning set forth in Section 2.1(a).

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” shall mean and include all of Borrower’s general intangibles, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, data, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Governmental Acts” shall have the meaning set forth in Section 2.16.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” shall mean, collectively, any and all Persons who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Guaranty” shall mean any guaranty of the obligations of Borrower executed by a Guarantor in favor of Lender, in form and substance satisfactory to Lender.

“Hazardous Discharge” shall have the meaning set forth in Section 4.19(d) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall have the meaning provided in the definition of “Lender-Provided Interest Rate Hedge”.

“Income Tax Liability” shall have the meaning provided in the definition of “Permitted Tax Distributions” set forth herein.

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of, without duplication: (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (e) obligations under any Interest Rate Hedge, Foreign Currency Hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (f) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note or other evidence of indebtedness); (g) the entire portion of Equity Interests of such Person subject to repurchase or redemption rights or obligations (excluding repurchases or redemptions at the sole option of such Person); (h) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (i) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (1) off-balance sheet liabilities and/or pension plan liabilities of such Person; (j) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business; and (1) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (k).

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Intellectual Property” shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, copyright, copyright application, trade name, mask work, trade secrets, design right, assumed name or license or other right to use any of the foregoing under Applicable Law.

“Intellectual Property Claim” shall mean the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that Borrower’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Interest Period” shall mean the period provided for any LIBOR Loan pursuant to Section 2.2(b).

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Borrower or its Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Inventory” shall mean and include all of Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Inventory Sublimit” shall mean $2,750,000.

“Investment Property” shall mean and include all of Borrower’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

“Issuer” shall mean any Person who issues a Letter of Credit and/or accepts a draft pursuant to the terms hereof.

“Leasehold Interests” shall mean all of Borrower’s right, title and interest in and to the leased premises identified on Schedule 4.5 hereto or which is hereafter leased by Borrower.

“Lender” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of Lender.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by Lender and with respect to which the Lender confirms meets the following requirements: such Interest Rate Hedge (i) is documented in a standard International Swap Dealer Association Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes. The liabilities of the Borrower to the provider of any Lender-Provided Interest Rate Hedge (the “Hedge Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.12(b).

“Letter of Credit Sublimit” shall mean $0.00.

“Letters of Credit” shall have the meaning set forth in Section 2.9.

“LIBOR” or “London Interbank Offered Rate” or shall mean, relative to any Interest Period, the offered rate for delivery in two (2) London Banking Days (as defined below) of deposits of U.S. Dollars which the British Bankers Association fixes as its one (1) month London Interbank Offered Rate and which appears in the “Money Rate” of the Wall Street Journal or any successor publication (or in the event that such rate is no longer published in the Wall Street Journal, a comparable index or reference selected by Lender) as of 11:00 a.m. London Time on the day on which the Interest Period commences, and for a period approximately equal to such Interest Period. If the first day of any Interest Period is not a day which is both a (i) Business Day, and (ii) a day on which United States dollar deposits are transacted in the London interbank market (a London Banking Day”), LIBOR shall be determined in reference to the next preceding day which is both a Business Day and a London Banking Day. If the British Bankers Association, or its successors, shall no longer publish the “LIBOR RATE” for one (1) month, then LIBOR shall mean the average of the one (1) month LIBOR Rate set, determined or announced on a periodic basis by the three (3) largest London banks. Notwithstanding the foregoing, if LIBOR as determined under any method above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.

“LIBOR Loan” shall mean an Advance at any time that bears interest based on LIBOR.

“License Agreement” shall mean any agreement between Borrower and a Licensor pursuant to which Borrower is authorized to use any data or Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of Borrower or otherwise in connection with Borrower’s business operations.

“Licensor” shall mean any Person from whom Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any data or Intellectual Property in connection with Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with Borrower’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Lender and a Licensor, in form and content satisfactory to Lender in its Permitted Discretion, by which Lender is given the right, vis-a-vis such Licensor, to enforce Lender’s Liens with respect to and to dispose of Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of Borrower’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Loans” shall mean, collectively, the Revolving Advances and the Term Loan.

“Malware” shall mean any software that may, or does, alter, damage, steal, access, acquire, destroy and/or disable any portion of data and/or the Computer Systems of Borrower or any Affiliate of Borrower.

“Management Agreement” shall mean, collectively, that certain Consulting Agreement by and between the Borrower and the Sponsor dated as of October 30, 2006 and Section 8.6 of that certain TotalStone, LLC Amended and Restated Limited Liability Company Agreement with regard to the Borrower by and among the Original Owners dated as of June 28, 2012, as each may be amended, restated, replaced and/or modified from time to time as permitted herein.

“Management Fee Subordination Agreement” shall mean that certain Subordination Agreement (Management Fee Subordination Agreement) by and between the Sponsor and the Lender dated the date hereof, as may be amended, restated, replaced and/or modified from time to time.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business and/or properties of Borrower and its Subsidiaries, taken as a whole, (b) Borrower’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Lender’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Lender’s rights and remedies under this Agreement and the Other Documents.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of Borrower, which is material to Borrower’s business or which the failure to comply with could reasonably be expected to result in a Material Adverse Effect.

“Maximum Face Amount” shall mean, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Maximum Loan Amount” shall mean $7,250,000.

“Maximum Revolving Advance Amount” shall mean $5,500,000.

“Maximum Term Loan Amount” shall mean $1,750,000.

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“MJT Park” shall mean MJT Park Investors Inc., a corporation of the State of New York.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including the Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Income” shall have the meaning ascribed to it by GAAP.

“Note” shall mean, collectively, the Revolving Credit Note and the Term Note.

“Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to Lender or to any other direct or indirect subsidiary or affiliate of Lender of any kind or nature, present or future (including any interest or other amounts accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest or other amounts is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including this Agreement Lender-Provided Interest Rate Hedges, Cash Management Products and Services and the Other Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of Borrower’s Indebtedness and/or liabilities under this Agreement, the Other Documents or under any other agreement between Lender and Borrower and any amendments, extensions, renewals or increases and all costs and expenses of Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of Borrower to Lender to perform acts or refrain from taking any action.

“Ordinary Course of Business” shall mean the ordinary course of Borrower’s business as conducted on the Closing Date.

“Original Owners” shall mean, collectively, (i) Brookstone Partners Acquisition XIV, LLC, a limited liability company of the State of Delaware (ii) Gordon Rocks, Inc., a corporation of the State of New Jersey, and (iii) Warren Rocks, Inc., a corporation of the State of New Jersey.

“Other Documents” shall mean the Note, any Guaranty, any Lender-Provided Interest Rate Hedge, the Management Fee Subordination Agreement, the Subordinated Loan Documentation and any and all other agreements, instruments and documents, including guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by Borrower or any Guarantor and/or delivered to Lender in respect of the transactions contemplated by this Agreement.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who shall be granted the right by Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to Lender.

“Payee” shall have the meaning set forth in Section 3.10.

“Payment Office” shall mean initially One Van de Graaff Drive, Suite 202, Burlington, Massachusetts 01803; thereafter, such other office of Lender, if any, which it may designate by notice to Borrower to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the Controlled Group for employees of any member of the Controlled Group; or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the Controlled Group for employees of any entity which was at such time a member of the Controlled Group.

“Permitted Discretion” means a determination made in good faith and in the exercise of commercially reasonable business judgment (from the perspective of a secured asset-based lender).

“Permitted Encumbrances” shall mean:

(a) Liens in favor of Lender;

(b) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested;

(c) Liens disclosed in the financial statements referred to in Section 5.5, the existence of which Lender has consented to in writing;

(d) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance;

(e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business;

(f) Liens arising by virtue of the rendition, entry or issuance against Borrower or any Subsidiary, or any property of Borrower or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien (x) is in existence for less than 45 consecutive days after it first arises or is being Properly Contested and (y) is at all times junior in priority to any Liens in favor of Lender;

(g) mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested;

(h) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of Borrower and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6; and

(i) Liens disclosed on Schedule 1.2; provided that such Liens shall secure only those obligations which they secure on the Closing Date (and extensions, renewals and refinancings of such obligations permitted by Section 7.8) and shall not subsequently apply to any other property or assets of Borrower.

“Permitted Tax Distributions” shall mean if, and for so long as the Borrower is a pass-through entity under the Code, the Borrower may make distributions to its members (or, to the extent any such member is treated as a pass-through entity under the Code, such member and the owners, shareholders, partners or members of such member) on a pro rata basis in accordance with their ownership of the Borrower sufficient to permit such member to satisfy their federal, state and local income tax liabilities on the income of the Borrower passed through to them (“Income Tax Liability”) on an estimated basis no more than quarterly in accordance with the estimated quarterly tax payment due dates under the Code; provided, that if distributions with respect to any tax year (a) exceed the Income Tax Liability of such member (based on the highest combined federal, state and local tax rates to which any member is subject), the Borrower shall deduct the amount of such excess from distributions to such member that is made following the determination of such excess until such excess is repaid or (b) are less than the Income Tax Liability of such member (based on the highest combined federal, state and local tax rates to which any member is subject), the Borrower may distribute to such member the shortfall.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan), maintained for employees of Borrower or any member of the Controlled Group or any such Plan to which Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.

“Privacy Laws” shall mean all international, federal, state and local privacy, cybersecurity, data breach, data collection, data disposal, data security, data storage, data transfer, and digital advertising and marketing laws, statutes, regulations, ordinances and codes relating to the protection of data and/or governing the collection, use, storage, transfer, sharing, or disposal of data and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of international, federal, state, and local governmental agencies and authorities with respect thereto.

“Properly Contested” shall mean, in the case of any Indebtedness or Lien, as applicable, of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness will not have a Material Adverse Effect and will not result in the forfeiture of any assets of such Person; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of the Lender (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of Borrower’s right, title and interest in and to the owned and leased premises identified on Schedule 4.5 hereto or which is hereafter owned or leased by Borrower.

“Receivables” shall mean and include, as to Borrower, all of Borrower’s accounts, contract rights, instruments (including those evidencing indebtedness owed to Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Lender hereunder.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.12(a) hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti- Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.

“Reserve Percentage” shall mean the maximum effective percentage in effect on any day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding.

“Revolving Advances” shall mean Advances made other than Letters of Credit and the Term Loan.

“Revolving Credit Note” shall mean the promissory note referred to in Section 2.1(a) hereof.

“Revolving Interest Rate” shall mean an interest rate per annum equal to the sum of LIBOR plus two and one half of one percent (2.50%).

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Seasonal Availability Block” shall mean the sum of Five Hundred Thousand and 00/100 Dollars ($500,000) during the period from March 1st through November 30th of each calendar year and Zero Dollars ($0) during the period from December 1st through the last day of February of each calendar year, provided, however, (i) such Seasonal Availability Block shall be reduced to Two Hundred Fifty Thousand and 00/100 Dollars ($250,000) as of March 1, 2019 if at such time (a) the Borrower is in pro forma compliance with the financial covenants set forth in Section 6.5 herein, (b) the Borrower has a daily average Undrawn Availability of not less $600,000 for the immediately preceding thirty (30) day period (after giving pro forma effect to the reduction of the Seasonal Availability Block to $250,000) and (c) no Event of Default or Default shall have occurred and be continuing; (ii) such Seasonal Availability Block shall be further reduced to Zero Dollars ($0) as of March 1, 2020 if at such time (a) the Seasonal Availability Block has been reduced pursuant to preceding clause (i), (b) the Borrower is in pro forma compliance with the financial covenants set forth in Section 6.5 herein, (c) the Borrower has a daily average Undrawn Availability of not less $600,000 for the immediately preceding thirty (30) day period (after giving pro forma effect to the reduction of the Seasonal Availability Block to $0) and (d) no Event of Default or Default shall have occurred and be continuing and (iii) the Seasonal Availability Block shall also be reduced during the Term by an amount equal to the payments of outstanding Advances made by Borrower pursuant to Section 2.20(b); provided, that if the Seasonal Availability Block would be reduced to less than zero ($0) at any time pursuant to the foregoing, the Seasonal Availability Block shall be deemed to be zero ($0) for all purposes of this Agreement.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 20 Subsidiary” shall mean the Subsidiary of the bank holding company controlling BB, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Sponsor” shall mean MJT Park.

“Subordinated Debt Payments” shall mean and include all cash actually expended to make payments of principal and interest on the Subordinated Loan Agreement.

“Subordinated Lender” shall mean Stream Finance, LLC, a Delaware limited liability company, as successor in interest to BP Mezzanine Capital, LLC pursuant to that certain Assignment and Assumption of Credit Facility dated as of the Closing Date, as successor in interest to FIFTH STREET MEZZANINE PARTNERS II, L.P. pursuant to that certain Assignment and Assumption of Credit Facility dated as of March 28, 2012.

“Subordinated Loan” shall mean, collectively, the loans evidenced by the Subordinated Loan Agreement.

“Subordinated Loan Agreement” shall mean that certain Credit Agreement, dated as of October 30, 2006, by and between the Borrower and the Subordinated Lender, as amended, restated, assigned, supplemented or otherwise modified from time to time.

“Subordinated Loan Documentation” shall mean, collectively, the Subordination Agreement, the Subordinated Loan Agreement and all other documentation associated therewith.

“Subordination Agreement” shall mean, collectively, that certain Subordination and Intercreditor Agreement executed by the Subordinated Lender, the Lender and the Borrower dated on or about the date hereof, as may be amended, supplemented or modified from time to time.

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean all of the issued and outstanding Equity Interests of any Subsidiary owned by the Borrower (not to exceed 65% of the Equity Interests of any Foreign Subsidiary).

“Tangible Net Worth” shall mean, at a particular date, (a) the aggregate amount of all assets of Borrower as may be properly classified as such in accordance with GAAP consistently applied excluding such other assets as are properly classified as intangible assets under GAAP, less (b) the aggregate amount of all liabilities of Borrower, less (c) the aggregate amount of Indebtedness owing to the Borrower from its Affiliates, officers and/or employees, plus (d) the aggregate amount of subordinated Indebtedness of the Borrower.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Term Loan” shall mean the Advances made pursuant to Section 2.4 hereof.

“Term Loan Rate” shall mean an interest rate per annum equal to the sum of LIBOR plus three and one half of one percent (3.50%).

“Term Note” shall mean the promissory note described in Section 2.4 hereof.

“Termination Date” shall mean December 20, 2020 or such other date as the Lender may agree in writing to extend the Termination Date until, without there being any obligation on the part of the Lender to extend the Termination Date.

“Termination Event” shall mean (i) a Reportable Event with respect to any Plan or Multiemployer Plan; (ii) the withdrawal of Borrower or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower or any member of the Controlled Group from a Multiemployer Plan.

“Toxic Substance” shall mean and include any material present on the Real Property or the Leasehold Interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“Transactions” shall mean the transactions set forth in this Agreement and the Other Documents.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount, minus (b) the sum of (i) the outstanding amount of Advances (other than the Term Loan) plus (ii) all amounts due and owing to Borrower’s trade creditors which are outstanding beyond (x) ninety (90) days after the original invoice date and/or (y) sixty (60) days after the original due date.

“Unfinanced Capital Expenditures” shall mean all Capital Expenditures of Borrower other than those made utilizing financing provided by the applicable seller or third party lenders. For the avoidance of doubt, Capital Expenditures made by a Borrower utilizing Revolving Advances shall be deemed Unfinanced Capital Expenditures.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

1.3 Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the Commonwealth of Massachusetts from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note” “securities”, “software” and “supporting obligations” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4 Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Lender is a party, including references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in Massachusetts. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; an Event of Default shall “continue” or be “continuing” under Section 6.5 herein until such Event of Default has been waived in writing by the Lender; and an Event of Default shall “continue” or be “continuing” under any other provision herein until such Event of Default has been waived in writing by the Lender or cured. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Lender, any agreement entered into by Lender pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Lender pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Lender, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Lender. Wherever the phrase “to the best of Borrower’s knowledge” or words of similar import relating to the knowledge or the awareness of Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of Borrower or (ii) the knowledge that a senior officer would have obtained if he had engaged in good faith and diligent performance of his duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

П. ADVANCES, PAYMENTS.

2.1 Revolving Advances.

(a) Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement including Section 2.1(b), Lender will make Revolving Advances to Borrower in aggregate amounts outstanding at any time equal to the lesser of (x) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit or (y) an amount equal to the sum of:

(i) 85%, subject to the provisions of Section 2.1(b) hereof (“Receivables Advance Rate”), of Eligible Receivables, plus

(ii) the lesser of (A) 60%, subject to the provisions of Section 2.1(b) hereof, of the value of the Eligible Inventory (the “Inventory Advance Rate” and together with the Receivables Advance Rate, collectively, the “Advance Rates”) and (B) the Inventory Sublimit, minus

(iii) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(iv) the Seasonal Availability Block, minus

(v) such reserves as Lender deems proper and necessary in its Permitted Discretion from time to time.

The amount derived from the sum of (I) Sections 2.1(a)(y)(i) and (ii) minus (II) Sections 2.1 (a)(y)(iii), (iv) and (v) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a). Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, the outstanding aggregate principal amount of the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount.

(b) Discretionary Rights. Borrower acknowledges that imposing reserves may limit or restrict Advances requested by Borrower. The Lender may decrease the Advances Rates set forth in Section 2.1(a) if and only if such decrease is based upon factual matters occurring for the first time after the Closing Date and, if such decrease is the result of a determination made in Lender’s Permitted Discretion, Borrower acknowledges that any such decrease may limit or restrict Advances requested by Borrower. Notwithstanding anything to the contrary, if the Lender determines in its Permitted Discretion that the Dilution Percentage with regard to the Receivables of the Borrower exceeds five percent (5.00%), then the Lender shall have the right to institute a reserve in an amount equal to the monetary amount that such Dilution Percentage exceeds five percent (5.00%). Notwithstanding anything to the contrary herein, all Inventory shall be valued at the lower of cost and market value at all times.

2.2 Procedure for Revolving Advances Borrowing.

(a) Borrower may notify Lender prior to 12:00 p.m. on a Business Day of Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Lender, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance maintained as a one month LIBOR Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Lender, and such request shall be irrevocable.

(b) Notwithstanding the provisions of subsection (a) above, in the event Borrower desires to obtain a Revolving Advance, Borrower shall give Lender written notice by no later than 12:00 p.m. on the Business Day on which Borrower requests a Revolving Advance to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), and (ii) the amount of such Revolving Advance to be borrowed. All Revolving Advances hereunder shall be LIBOR Loans unless otherwise permitted and specified pursuant to the terms of this Agreement. Interest Periods for LIBOR Loans shall be for one month; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. Upon determination by Lender of the Contract Rate for any Interest Period, such Contract Rate shall remain in effect for the entire Interest Period until re-determined for the next successive Interest Period. The Contract Rate change will not occur more often than once every 1 month and will reset on the first Business Day of the following month. No LIBOR Loan shall be made available to Borrower during the continuance of an Event of Default.

(c) Each Interest Period of a LIBOR Loan shall commence on the date such LIBOR Loan is made and shall end on such date as set forth in subsection (b)(ii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

(d) At its option and upon written notice given prior to 12:00 p.m. (Massachusetts time) at least three (3) Business Days’ prior to the date of such prepayment, Borrower may prepay the LIBOR Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Borrower shall specify the date of prepayment of Advances which are LIBOR Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall indemnify Lender therefor in accordance with Section 2.2(e) hereof.

(e) Borrower shall indemnify Lender and hold Lender harmless from and against any and all losses or expenses that Lender may sustain or incur as a consequence of any prepayment, conversion of or any default by Borrower in the payment of the principal of or interest on any LIBOR Loan or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Loan after notice thereof has been given, including, but not limited to, any interest payable by Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive absent manifest error.

(f) Notwithstanding any other provision hereof, if any Applicable Law, or any Change in Law or in the interpretation or application thereof, shall make it unlawful for Lender (for purposes of this subsection (f), the term “Lender” shall include Lender and the office or branch where Lender or any corporation or bank controlling Lender makes or maintains any LIBOR Loans) to make or maintain its LIBOR Loans, the obligation of Lender to make LIBOR Loans hereunder shall forthwith be cancelled and Borrower shall, if any affected LIBOR Loans are then outstanding, promptly upon request from Lender, either pay all such affected LIBOR Loans or convert such affected LIBOR Loans into loans of another type. If any such payment or conversion of any LIBOR Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Loan, Borrower shall pay Lender, upon Lender’s request, such amount or amounts as may be necessary to compensate Lender for any loss or expense sustained or incurred by Lender in respect of such LIBOR Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lender to lenders of funds obtained by Lender in order to make or maintain such LIBOR Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive absent manifest error.

(g) Notwithstanding anything to the contrary herein, this Section 2.2 shall not apply to prepayments made by the Borrower with regard to Revolving Advances.

(h) Notwithstanding anything to the contrary herein but subject to the notice provisions in Section 2.2(d), the Borrower may prepay, in whole or in part, without premium or penalty (except for any early termination fee due pursuant to Section 13.1 and as may be otherwise set forth herein), any Advance. Borrower may direct the application of any voluntary prepayment to the principal installments of the Term Loan in inverse order of the maturities thereof.

2.3 Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Lender may designate from time to time and, together with any and all other Obligations of Borrower to Lender, shall be charged to Borrower’s Account on Lender’s books. During the Term, Borrower may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance requested by Borrower or deemed to have been requested by Borrower under Section 2.2(a) hereof shall, with respect to requested Revolving Advances to the extent Lender makes such Revolving Advances, be made available to Borrower on the day so requested by way of credit to Borrower’s operating account at BB, or such other bank as Borrower may designate following notification to Lender, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by Borrower, be disbursed to Lender to be applied to the outstanding Obligations giving rise to such deemed request.

2.4 Term Loan. Subject to the terms and conditions of this Agreement, Lender will make the Term Loan to Borrower in the sum equal to $1,750,000. The Term Loan shall be advanced on the Closing Date and shall be, with respect to principal, payable as follows, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement: thirty-six (36) consecutive monthly principal and interest installments, the first thirty-five (35) of which shall be in the amount of $48,611.110 plus interest commencing on the first Business Day of February, 2018, and continuing on the first Business Day of each month thereafter, with a thirty-sixth (36th) and final payment of any unpaid balance of principal and interest payable on the first Business Day of January, 2021, subject to mandatory prepayment and acceleration upon the occurrence of an Event of Default hereunder or earlier termination of the Loan Agreement pursuant to the terms hereof and as evidenced by the Termination Date. The Term Loan shall be evidenced by a promissory note in substantially the form attached hereto as Exhibit 2.4.

2.5 Maximum Advances. The aggregate balance of Revolving Advances outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit or (b) the Formula Amount.

2.6 Repayment of Advances.

(a) The Revolving Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. The Term Loan shall be due and payable as provided in Section 2.4 hereof and in the Term Note, subject to mandatory prepayments as herein provided.

(b) Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Lender on the date received by Lender. Lender shall conditionally credit Borrower’s Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Lender (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”). Lender is not, however, required to credit Borrower’s Account for the amount of any item of payment which is unsatisfactory to Lender in its Permitted Discretion and Lender may charge Borrower’s Account for the amount of any item of payment which is returned, for any reason whatsoever, to Lender unpaid. Borrower further agrees that there is a monthly float charge payable to Lender in an amount equal to (y) the face amount of all items of payment received during the prior month (including items of payment received by Lender as a wire transfer or electronic depository check) multiplied by (z) the interest rate applicable to Revolving Advances for one (1) Business Day. Subject to the foregoing, Borrower agrees that for purposes of computing the interest charges under this Agreement, each item of payment received by Lender shall be deemed applied by Lender on account of the Obligations on its respective Application Date.

(c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Lender at the Payment Office not later than 2:00 P.M. (Massachusetts time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Lender. Lender shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrower’s Account or by making Advances as provided in Section 2.2 hereof.

(d) Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

(e) Upon the failure of the Borrower to make any payments hereunder within five (5) days of the date when due, the Borrower shall, to the extent permitted by law, pay a late payment charge on all amounts overdue equal to four percent (4%) of the overdue amount. Any such late charge assessed is immediately due and payable.

2.7 Repayment of Excess Advances. The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.8 Statement of Account. Lender shall maintain, in accordance with its customary procedures, a loan account (“Borrower’s Account”) in the name of Borrower in which shall be recorded the date and amount of each Advance made by Lender and the date and amount of each payment in respect thereof; provided, however, the failure by Lender to record the date and amount of any Advance shall not adversely affect Lender. Each month, Lender shall send to Borrower a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Lender and Borrower, during such month. The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Lender and Borrower unless Lender receives a written statement of Borrower’s specific exceptions thereto within thirty (30) days after such statement is received by Borrower. The records of Lender with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.9 Letters of Credit. Subject to the terms and conditions hereof, Lender shall issue or cause the issuance of standby and/or trade letters of credit (“Letters of Credit”) for the account of Borrower; provided, however, that Lender will not be required to issue or cause to be issued any Letters of Credit to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount plus the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit. The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the applicable Contract Rate; Letters of Credit that have not been drawn upon shall not bear interest.

2.10 Issuance of Letters of Credit.

(a) Borrower may request Lender to issue or cause the issuance of a Letter of Credit by delivering to Lender, at the Payment Office, prior to 12:00 p.m. (Massachusetts time), at least five (5) Business Days’ prior to the proposed date of issuance, Lender’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Lender; and, such other certificates, documents and other papers and information as Lender may reasonably request. Borrower also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Lender upon any amendment, extension or renewal of any Letter of Credit.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices [(ISP98-International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”)], and any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Lender, and each trade Letter of Credit shall be subject to the UCP.

2.11 Requirements For Issuance of Letters of Credit.

(a) Borrower shall authorize and direct any Issuer to name Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Lender is not the Issuer of any Letter of Credit, Borrower shall authorize and direct the Issuer to deliver to Lender all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Lender’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any acceptance therefor.

(b) In connection with all Letters of Credit issued or caused to be issued by Lender under this Agreement, Borrower hereby appoints Lender, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred, (i) to sign and/or endorse Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances, (ii) to sign Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of Borrower or Lender or Lender’s designee, and to sign and deliver to Customs officials powers of attorney in the name of Borrower for such purpose; and (iv) to complete in Borrower’s name or Lender’s, or in the name of Lender’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Lender nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Lender’s or its attorney’s willful misconduct or gross negligence. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.12 Disbursements, Reimbursement.

(a) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Lender will promptly notify Borrower. Provided that it shall have received such notice, Borrower shall reimburse (such obligation to reimburse Lender shall sometimes be referred to as a “Reimbursement Obligation”) Lender prior to 12:00 Noon, Massachusetts time on each date that an amount is paid by Lender under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Lender. In the event Borrower fails to reimburse Lender for the full amount of any drawing under any Letter of Credit by 12:00 Noon, Massachusetts time, on the Drawing Date, Borrower shall be deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by the Lender to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the lesser of Maximum Revolving Advance Amount or the Formula Amount and subject to Section 8.2 hereof. Any notice given by Lender pursuant to this Section 2.12(a) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(b) With respect to any unreimbursed drawing that is not converted into Revolving Advance maintained as a Domestic Rate Loan to Borrower in whole or in part as contemplated by Section 2.12(a), because of Borrower’s failure to satisfy the conditions set forth in Section 8.2 (other than any notice requirements) or for any other reason, Borrower shall be deemed to have incurred from Lender a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan.

2.13 Documentation. Borrower agrees to be bound by the terms of the Letter of Credit Application and by Lender’s interpretations of any Letter of Credit issued for Borrower’s account and by Lender’s written regulations and customary practices relating to letters of credit, though Lender’s interpretations may be different from Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.14 Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.15 Nature of Reimbursement Obligations. Lender’s obligation in accordance with this Agreement to make the Revolving Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrower to reimburse Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.15 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which Lender may have against Borrower or any other Person for any reason whatsoever;

(ii) the failure of Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by Borrower or Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross claim, defense or other right which Borrower or Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or any Subsidiaries of Borrower and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if Lender or any of Lender’s Affiliates has been notified thereof;

(vi) payment by Lender under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Lender or any of Lender’s Affiliates to issue any Letter of Credit in the form requested by Borrower, unless the Lender has received written notice from Borrower of such failure within three (3) Business Days after the Lender shall have furnished Borrower a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any Material Adverse Effect on Borrower or any Guarantor;

(x) any breach of this Agreement or any Other Document by any party thereto;

(xi) the occurrence or continuance of an insolvency proceeding with respect to Borrower or any Guarantor;

(xii) the fact that a Default or Event of Default shall have occurred and be continuing;

(xiii) the fact that the Term shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.16 Indemnity. In addition to amounts payable as provided in Section 14.5, the Borrower hereby agrees to protect, indemnify, pay and save harmless Lender and any of Lender’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Lender or any of Lender’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the willful misconduct or gross negligence of the Lender as determined by a final and non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the Lender or any of Lender’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body (all such acts or omissions herein called “Governmental Acts”).

2.17 Liability for Acts and Omissions. As between Borrower and Lender, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the respective foregoing, Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Lender shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Lender, including any governmental acts, and none of the above shall affect or impair, or prevent the vesting of, any of Lender’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Lender from liability for Lender’s willful or gross negligence misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Lender or Lender’s Affiliates be liable to the Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Lender or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Lender under any resulting liability to Borrower.

2.18 Additional Payments. Any sums expended by Lender due to Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including Borrower’s obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to Borrower’s Account as a Revolving Advance and added to the Obligations.

2.19 Manner of Borrowing and Payment.

(a) Each payment (including each prepayment) by Borrower on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances pro rata. Each payment (including each prepayment) by Borrower on account of the principal of and interest on the Term Note, shall be made from or to, or applied to that portion of the Term Loan evidenced by the Term Note pro rata. Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Lender at the Payment Office, in each case on or prior to 2:00 p.m., Massachusetts time, in Dollars and in immediately available funds.

(b) (i) Notwithstanding anything to the contrary contained herein, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Lender and each payment by Borrower on account of Revolving Advances shall be applied first to those Revolving Advances advanced by Lender.

(ii) Lender shall be entitled to earn interest at the applicable Contract Rate on outstanding Advances which it has funded.

2.20 Mandatory Prepayments. (a) Subject to Section 4.3 hereof, when Borrower sells or otherwise disposes of any Collateral other than Inventory in the Ordinary Course of Business, Borrower shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions), such repayments to be made promptly but in no event more than ten (10) Business Days following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Lender. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied first to the outstanding principal installments of the Term Loan in the inverse order of the maturities thereof, second to Revolving Advances, and then to cash collateralization of all Obligations relating to any outstanding Letters of Credit.

(b) Borrowers shall prepay the outstanding amount of the Advances in an amount equal to twenty five percent (25%) of Excess Cash Flow for each fiscal year commencing with the fiscal year ending December 31, 2018, payable within fifteen (15) days of the delivery of the financial statements to the Lender referred to in and required by Section 9.7 for such fiscal year but in any event not later than May 31st of each immediately succeeding fiscal year, which amount shall be applied (y) first, to the outstanding principal installments of the Term Loan in the inverse order of the maturities thereof and (z) second, to the remaining Advances (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b), provided however that if no Default or Event of Default has occurred and is continuing, such repayments shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last) in such order as Lender may determine subject to Borrower’s ability to reborrow Revolving Advances in accordance with the terms hereof.

2.21 Use of Proceeds.

(a) Borrower shall apply the proceeds of Advances to (i) repay existing indebtedness owed to Capital One, National Association, (ii) make a payment of principal on the Subordinated Loan Agreement in the amount of (x) $1,750,000 on the Closing Date and (y) $250,000 to the extent permitted by the Subordination Agreement, (iii) pay fees and expenses relating to this transaction, and (iv) provide for its working capital needs.

(b) Without limiting the generality of Section 2.21(a) above, neither the Borrower, the Guarantor nor any other Person which may in the future become party to this Agreement or the Other Documents as Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of the Trading with the Enemy Act.

III. INTEREST AND FEES.

3.1 Interest. Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans (if any) and LIBOR Loans, as well as at the end of each Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the Revolving Interest Rate, and (ii) with respect to the Term Loan, the applicable Term Loan Rate (as applicable, the “Contract Rate”). Whenever, subsequent to the date of this Agreement, the Base Rate is increased or decreased, the applicable Contract Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Base Rate during the time such change or changes remain in effect. The LIBOR shall be adjusted with respect to LIBOR Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Lender, the Obligations shall bear interest at the Revolving Interest Rate plus three percent (3.00%) per annum (as applicable, the “Default Rate”).

3.2 Letter of Credit Fees.

(a) Borrower shall pay (x) to Lender fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by two and one half of one percent (2.50%) per annum, such fees to be calculated on the basis of a 360-day year and to be payable quarterly in arrears on the first day of each quarter and on the last day of the Term, and (y) to the Issuer, all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by the Issuer and the Borrower in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Lender for any and all fees and expenses, if any, paid by Lender to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”). All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Lender, the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional three percent (3.00%) per annum.

(b) On demand upon the occurrence and during the continuance of an Event of Default, Borrower will cause cash to be deposited and maintained in an account with Lender, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and Borrower hereby irrevocably authorizes Lender, in its discretion, on Borrower’s behalf and in Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by Borrower, in the amounts required to be made by Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of Borrower coming into Lender’s possession at any time. Lender will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Lender and Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. Borrower may not withdraw amounts credited to any such account except upon (i) the waiver of all existing Events of Default, (ii) the consent of the Lender or (iii) the occurrence of all of the following: (x) payment and performance in full of all Obligations, (y) expiration of all Letters of Credit and (z) termination of this Agreement.

3.3 Closing Fee and Facility Fee.

(a) Closing Fee. On the Closing Date, Borrower shall pay to Lender a closing fee in the amount of $20,000.

(b) Unused Line Fee. If, for any month during the Term, the average daily unpaid balance of the Revolving Advances and undrawn amount of any outstanding Letters of Credit for each day of such month does not equal the Maximum Revolving Advance Amount, then Borrower shall pay to Lender a fee at a rate equal to one quarter of one percent (0.25%) per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance. Such fee shall be payable to Lender in arrears on the first day of each month with respect to the previous month.

3.4 Collateral Monitoring Fee and Field Examination Fee.

(a) Collateral Monitoring Fee. Borrower shall pay Lender a collateral monitoring fee equal to $500.00 per month commencing on the first day of the month following the Closing Date and on the first day of each month thereafter during the Term. The collateral monitoring fee shall be deemed earned in full on the date when same is due and payable hereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason.

(b) Field Examination Fee. Borrower shall pay to Lender the cost of performing field examinations, which is equal to $1,050.00 per day for each person employed to perform such examination, plus all costs and disbursements incurred by Lender in the performance of such examination including, but not limited to, all travel, hotel and all other out-of-pocket expenses.

3.5 Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Revolving Interest Rate for Domestic Rate Loans during such extension.

3.6 Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7 Increased Costs. In the event that any Applicable Law or any Change in Law or in the interpretation or application thereof, or compliance by Lender (for purposes of this Section 3.7, the term “Lender” shall include Lender and any corporation or bank controlling Lender) and the office or branch where Lender (as so defined) makes or maintains any LIBOR Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject Lender to any tax of any kind whatsoever (other than an Excluded Tax) with respect to this Agreement or any Other Document or change the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of Lender by the jurisdiction in which it maintains its principal office);

(b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on Lender or the London interbank LIBOR market any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining its Advances hereunder by an amount that Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Lender deems to be material, then, in any case Borrower shall promptly pay Lender, upon its demand, such additional amount as will compensate Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR, as the case may be. Lender shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.

3.8 Basis For Determining Interest Rate Inadequate or Unfair. In the event that Lender shall have determined that:

(a) reasonable means do not exist for ascertaining the LIBOR applicable pursuant to Section 2.2 hereof for any Interest Period; or

(b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Loan, a proposed LIBOR Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Loan, then Lender shall give Borrower prompt written or telephonic notice of such determination. If such notice is given, (i) any such requested LIBOR Loan shall be made as a Domestic Rate Loan, unless Borrower shall notify Lender no later than 10:00 a.m. (Massachusetts time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Loan, (ii) any Domestic Rate Loan or LIBOR Loan which was to have been converted to an affected type of LIBOR Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrower shall notify Lender, no later than 10:00 a.m. (Massachusetts time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Loan, and (iii) any outstanding affected LIBOR Loans shall be converted into a Domestic Rate Loan, or, if Borrower shall notify Lender, no later than 10:00 a.m. (Massachusetts time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Loan, shall be converted into an unaffected type of LIBOR Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Loans. Until such notice has been withdrawn, Lender shall have no obligation to make an affected type of LIBOR Loan or maintain outstanding affected LIBOR Loans and Borrower shall not have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Loan into an affected type of LIBOR Loan.

3.9 Capital Adequacy.

(a) In the event that Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (for purposes of this Section 3.9, the term “Lender” shall include Lender and any corporation or bank controlling Lender) and the office or branch where Lender (as so defined) makes or maintains any LIBOR Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by an amount deemed by Lender to be material, then, from time to time, Borrower shall pay upon demand to Lender such additional amount or amounts as will compensate Lender for such reduction. In determining such amount or amounts, Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law or condition.

(b) A certificate of Lender setting forth such amount or amounts as shall be necessary to compensate Lender with respect to Section 3.9(a) hereof when delivered to Borrower shall be conclusive absent manifest error.

3.10 Gross Up for Taxes. If Borrower shall be required by Applicable Law to withhold or deduct any taxes that is not an Excluded Tax from or in respect of any sum payable under this Agreement or any of the Other Documents to Lender, assignee of Lender, or Participant (each, individually, a “Payee” and collectively, the “Payees”), the sum payable to such Payee or Payees, as the case may be, shall be increased as may be necessary so that, after making all required withholding or deductions, and after taking into account the reasonably anticipated tax benefit associated with the amount so withheld or deducted, the applicable Payee or Payees receives an amount equal to the sum it would have received had no such withholding or deductions been made (the “Gross-Up Payment”).

3.11 Withholding Tax Exemption.

(a) Contemporaneously with the execution of this Agreement, the Lender shall provide the Borrower with two (2) duly executed and completed Forms W-9 on then current Forms W-9 certifying its status as a U.S. Person and confirming that none of the payments required to be made to it under this Agreement or the Other Documents is subject to any obligation to withhold any U.S. federal income taxes.

(b) Prior to the effectiveness of the assignment of any rights under this Agreement or any of the Other Documents, any assignee of the Lender, Participant or other Party shall provide the Borrower with two (2) duly executed and completed Forms W-9 on then current forms certifying its status as a U.S. Person and confirming that none of the payments required to be made to it under this Agreement or the Other Documents are subject to any obligation to withhold any U.S. Federal income taxes or, alternatively, shall provide Borrower with such other withholding certificates and forms as may be appropriate under the circumstances (e.g., Form W-8BEN-E).

(c) In addition, at any time and from time to time hereafter, the Lender, and any other Party hereunder shall deliver provide Borrower with a revised Form W-9, Form W-8BEN-E or such other form as may be required by Applicable Law when the form previously provided becomes inaccurate, expires or becomes obsolete and, in addition, shall provide such other forms and documentation as may prescribed by then Applicable Law or reasonably requested by the Borrower in order to permit the Borrower to determine whether or not such Person is subject to backup withholding or information reporting requirements and, if so, to permit the Borrower to fulfill its obligations as a withholding agent.

IV. COLLATERAL: GENERAL TERMS

4.1 Security Interest in the Collateral. To secure the prompt payment and performance to Lender of the Obligations, Borrower hereby assigns, pledges and grants to Lender a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Lender’s security interest and shall cause its financial statements to reflect such security interest. Borrower shall promptly provide Lender with written notice of all commercial tort claims having a value in excess of an aggregate amount of $50,000 such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, Borrower shall be deemed to hereby grant to Lender a security interest and lien in and to such commercial tort claims and all proceeds thereof.

4.2 Perfection of Security Interest. Borrower shall take all action that may be necessary, or that Lender may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Lender’s security interest in and Lien on the Collateral or to enable Lender to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) promptly discharging all Liens other than Permitted Encumbrances, (ii) using commercially reasonable efforts to obtain Collateral Access Agreements, (iii) delivering to Lender, endorsed or accompanied by such instruments of assignment as Lender may specify, and stamping or marking, in such manner as Lender may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Lender subject to the limitations set forth in Section 4.15(h) herein, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance reasonably satisfactory to Lender, relating to the creation, validity, perfection, maintenance or continuation of Lender’s security interest and Lien under the Uniform Commercial Code or other domestic Applicable Law. By its signature hereto, Borrower hereby authorizes Lender to file against Borrower, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Lender (which statements may have a description of collateral which is broader than that set forth herein). All charges, expenses and fees Lender may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrower’s Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations.

4.3 Disposition of Collateral. Borrower will safeguard and protect all Collateral for Lender’s general account and make no disposition thereof whether by sale, lease or otherwise except (a) the sale of Inventory in the Ordinary Course of Business and (b) the disposition or transfer of obsolete and worn-out Equipment in the Ordinary Course of Business during any fiscal year having an aggregate fair market value of not more than $100,000 and only to the extent that (i) the proceeds of any such disposition are used to acquire replacement Equipment which is subject to Lender’s first priority security interest or (ii) the proceeds of which are remitted to Lender to be applied pursuant to Section 2.20(a).

4.4 Preservation of Collateral. Lender: (a) may at any time after the occurrence and during the continuation of an Event of Default take such steps as Lender deems necessary to protect Lender’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Lender may deem appropriate; (b) after the occurrence and during the continuation of an Event of Default, may employ and maintain at any of Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect Lender’s interests in the Collateral; (c) after the occurrence and during the continuation of an Event of Default, may lease warehouse facilities to which Lender may move all or part of the Collateral; (d) after the occurrence and during the continuation of an Event of Default, may use Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted subject to the limitations set forth in Section 4.10 herein, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrower’s owned or leased property. Borrower shall cooperate fully with all of Lender’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Lender may direct. All of Lender’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrower’s Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.5 Ownership of Collateral.

(a) With respect to the Collateral, at the time the Collateral becomes subject to Lender’s security interest: (i) Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Lender; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement executed by Borrower or delivered to Lender in connection with this Agreement shall be true and correct in all respects; (iii) all signatures and endorsements of Borrower that appear on such documents and agreements shall be genuine and Borrower shall have full capacity to execute same; and (iv) Borrower’s Equipment and Inventory shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed) except with respect to the sale of Inventory in the Ordinary Course of Business and Equipment to the extent permitted in Section 4.3 hereof.

(b) (i) There is no location at which Borrower has any Inventory (except for Inventory in transit) other than those locations listed on Schedule 4.5; (ii) Schedule 4.5 hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of Borrower is stored; none of the receipts received by Borrower from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of Borrower and (B) the chief executive office of Borrower; and (iv) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by Borrower, together with the names and addresses of any landlords.

4.6 Defense of Lender’s Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Lender’s interests in the Collateral shall continue in full force and effect. During such period Borrower shall not, without Lender’s prior written consent, (which consent shall not be unreasonably withheld), pledge, sell (except Inventory in the Ordinary Course of Business and Equipment to the extent permitted in Section 4.3 hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Borrower shall defend Lender’s interests in the Collateral against any and all Persons whatsoever. At any time after the occurrence and during the continuation of an Event of Default and following demand by Lender for payment of all Obligations, Lender shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Lender exercises this right to take possession of the Collateral, Borrower shall, upon demand, assemble it and make it available to Lender at a place reasonably convenient to Lender. In addition, with respect to all Collateral, Lender shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, Lender may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Lender holds a security interest to deliver same to Lender and/or subject to Lender’s order and if they shall come into Borrower’s possession, they, and each of them, shall be held by Borrower in trust as Lender’s trustee, and Borrower will promptly deliver them to Lender in their original form together with any necessary endorsement.

4.7 Books and Records. Borrower shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrower.

4.8 Financial Disclosure. The Borrower will permit the Lender to discuss the Borrower’s affairs, finances and accounts with its independent public accountants, upon reasonable notice and at such reasonable times during normal business hours (including times at which authorized representatives of the Borrower and the Sponsor are each able to participate) and as often as may reasonably be requested, and hereby irrevocably authorizes and directs all such accountants to participate in such discussions.

4.9 Compliance with Laws. Borrower shall comply with all Applicable Laws with respect to the Collateral or any part thereof (including, but not limited to, the Borrower’s use and operation of all Equipment) or to the operation of Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect. Borrower may, however, contest or dispute any Applicable Laws in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Lender to protect Lender’s Lien on or security interest in the Collateral. The assets of Borrower at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets of Borrower so that such insurance shall remain in full force and effect.

4.10 Inspection of Premises/Appraisals. At all reasonable times and upon reasonable advance notice, Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of Borrower’s business. Lender and its agents may upon reasonable advance notice enter upon any of Borrower’s premises at any time during business hours and at any other time reasonably agreed to by Borrower and Lender for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of Borrower’s business. The Borrower and Lender hereby acknowledge and agree that that Lender shall perform field examinations hereafter in the sole discretion of the Lender at the sole cost and expense of the Borrower so long as the aggregate amount of such field examinations does not exceed two (2) in any fiscal year thereafter, provided, however, upon the occurrence of an Event of Default, the Lender shall be permitted to perform field examinations at any time at the sole cost and expense of the Borrower. Lender hereby reserves the right at any time hereafter, in its sole and absolute discretion, and at Borrower’s sole cost and expense, to perform appraisals of the Collateral (including, but not limited to, all Inventory and Equipment), or any portion thereof, with appraisal firms selected by the Lender in its sole discretion as its shall deem appropriate, for the purpose of appraising the then current value of such Collateral, so long as no more than one (1) appraisal is conducted in any fiscal year, provided, however, upon the occurrence of an Event of Default, the Lender shall be permitted to perform the appraisal at any time at the sole cost and expense of the Borrower.

4.11 Insurance. The assets and properties of Borrower at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of Borrower so that such insurance shall remain in full force and effect. Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At Borrower’s own cost and expense in amounts and with carriers reasonably acceptable to Lender in its Permitted Discretion, Borrower shall maintain, with financially sound and reputable carriers, insurance policies as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Borrower will furnish Lender with (i) evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) to the extent permitted by Applicable Law, endorsements in form and substance reasonably satisfactory to Lender, naming Lender as an additional-insured and lenders loss payable as its interests may appear, as applicable. Each such policy of insurance shall provide for at least thirty (30) days’ prior written notice to Lender of any termination modification or cancellation of such property. In the event of any loss thereunder upon the occurrence and during the continuance of an Event of Default, the carriers named therein hereby are directed by Lender and Borrower to make payment for such loss to Lender and not to Borrower and Lender jointly. If any insurance losses are paid by check, draft or other instrument payable to Borrower and Lender jointly upon the occurrence and during the continuance of an Event of Default, Lender may endorse Borrower’s name thereon and do such other things as Lender may deem advisable to reduce the same to cash. During the continuance of an Event of Default, Lender is hereby authorized to adjust and compromise claims under property and casualty insurance coverage. All loss recoveries received by Lender upon any such insurance shall be applied to the Obligations, in the order described in Section 2.20(a). Any surplus shall be paid by Lender to Borrower or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrower to Lender, on demand. The Borrower shall take all actions required under the Flood Laws and/or requested by Lender to assist in ensuring that Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Lender with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of Lender, if any, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

4.12 Failure to Pay Insurance. If Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Lender, if Lender so elects, may obtain such insurance and pay the premium therefor on behalf of Borrower, and charge Borrower’s Account therefor as a Revolving Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations.

4.13 Payment of Taxes. Borrower will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon Borrower or any of the Collateral including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes. If any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in the exercise of Lender’s Permitted Discretion, could reasonably be expected to create a valid Lien on the Collateral, Lender may without notice to Borrower pay the taxes, assessments or other Charges and Borrower hereby indemnifies and holds Lender harmless in respect thereof. The amount of any payment by Lender under this Section 4.13 shall be charged to Borrower’s Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Borrower shall furnish Lender with an indemnity therefor (or supply Lender with evidence satisfactory to Lender that due provision for the payment thereof has been made), Lender may hold without interest any balance standing to Borrower’s credit and Lender shall retain its security interest in and Lien on any and all Collateral held by Lender. If Lender pays any tax pursuant to this Section 4.13 and so long no Event of Default has occurred and is continuing, Lender shall cooperate with Borrower’s reasonable requests to recover the portion thereof that Borrower reasonably contends was overpaid.

4.14 Payment of Leasehold Obligations. Borrower shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Lender’s request will provide evidence of having done so.

4.15 Receivables.

(a) Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of Borrower, or work, labor or services theretofore rendered by Borrower as of the date each Receivable is created. Same shall be due and owing in accordance with Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrower to Lender.

(b) Solvency of Customers. Each Customer, to Borrower’s knowledge without independent investigation, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of Borrower who are not solvent Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c) Location of Borrower. Borrower’s chief executive office is located at 1 Red Valley Road, Millstone Township, New Jersey 08510. Until written notice is given to Lender by Borrower of any other office at which Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d) Collection of Receivables. Until Borrower’s authority to do so is terminated by Lender (which notice Lender may give at any time following the occurrence of an Event of Default or when Lender in its reasonable credit judgment deems it to be in Lender’s best interest to do so), Borrower will, at Borrower’s sole cost and expense, but on Lender’s behalf and for Lender’s account, collect as Lender’s property and in trust for Lender all amounts received on Receivables, and shall not commingle such collections with Borrower’s funds or use the same except to pay Obligations. Borrower shall deposit in the Blocked Account or, upon request by Lender, deliver to Lender, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e) Notification of Assignment of Receivables. At any time following the occurrence and during the continuance of an Event of Default, Lender shall have the right to send notice of the assignment of, and Lender’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Lender shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Lender’s actual out of pocket collection expenses (but excluding office supplies and expenses and salaries of Lender’s personnel) may be charged to Borrower’s Account and added to the Obligations.

(f) Power of Lender to Act on Borrower’s Behalf. Lender shall have the right to receive, endorse, assign and/or deliver in the name of Lender or Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Borrower hereby constitutes Lender or Lender’s designee as Borrower’s attorney with power to be exercised only after the occurrence and during continuation of an Event of Default, (i) to endorse Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign Borrower’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; (iv) to sign Borrower’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Lender to preserve, protect, or perfect Lender’s interest in the Collateral and to file same; (v) to demand payment of the Receivables; (vi) to enforce payment of the Receivables by legal proceedings or otherwise; (vii) to exercise all of Borrower’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) to settle, adjust, compromise, extend or renew the Receivables; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) to prepare, file and sign Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer; (xi) to prepare, file and sign Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xii) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee following the occurrence and during the continuance of an Event of Default are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Any separate power of attorney executed by the Borrower in favor of the Lender in connection with this Agreement shall be subject to the terms and conditions of this Section 4.15(f).

(g) No Liability. Lender shall not, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom. Following the occurrence and during the continuation of an Event of Default, Lender may, without notice or consent from Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Lender is authorized and empowered to accept following the occurrence of an Event of Default the return of the goods represented by any of the Receivables, without notice to or consent by Borrower, all without discharging or in any way affecting Borrower’s liability hereunder.

(h) Establishment of a Lockbox Account, Dominion Account. All proceeds of Collateral shall be deposited by Borrower into either (i) a dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be selected by Borrower and be acceptable to Lender or (ii) depository accounts (“Depository Accounts”) established at the Lender for the deposit of such proceeds. Borrower, Lender and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance reasonably satisfactory to Lender and Borrower directing such Blocked Account Bank to transfer such funds so deposited to Lender, either to any account maintained by Lender at said Blocked Account Bank or by wire transfer to appropriate account(s) of Lender. All funds deposited in such Blocked Accounts shall immediately become the property of Lender and Borrower shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited. Lender does not assume any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder.

(i) Adjustments. Borrower will not, without Lender’s consent (which consent shall not be unreasonably withheld conditioned or delayed), compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of Borrower.

(j) Deposit Accounts. All deposit accounts (including all Blocked Accounts and Depository Accounts), securities accounts and investment accounts of Borrower and its Subsidiaries as of the Closing Date are set forth on Schedule 4 .159(j) . Borrower shall not open any new deposit account, securities account or investment account unless (i) Borrower shall have given at least thirty (30) days prior written notice to Lender and (ii) if such account is to be maintained with a bank, depository institution or securities intermediary that is not the Lender, such bank, depository institution or securities intermediary, Borrower and Lender shall first have entered into an account control agreement in form and substance satisfactory to Lender sufficient to give Lender “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such accounts (other than (I) any payroll account so long as such payroll account is a zero balance account, (II) withholding tax accounts and (III) fiduciary accounts).

4.16 Inventory. To the extent Inventory held for sale or lease has been produced by Borrower, it has been and will be produced by Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.17 Maintenance of Equipment. The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and the Borrower shall make all replacements of and repairs thereto that it deems appropriate in its business judgment. Borrower shall have the right to sell Equipment to the extent set forth in Section 4.3 hereof.

4.18 Exculpation of Liability. Nothing herein contained shall be construed to constitute Lender as Borrower’s agent for any purpose whatsoever, nor shall Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Lender shall not, whether by anything herein or in any assignment or otherwise, assume any of Borrower’s obligations under any contract or agreement assigned to Lender, and Lender shall not be responsible in any way for the performance by Borrower of any of the terms and conditions thereof.

4.19 Environmental Matters.

(a) Borrower shall ensure that the Real Property and all operations and businesses conducted thereon remains in compliance in all material respects with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as permitted by Applicable Law or appropriate governmental authorities.

(b) Borrower shall continue its systems and procedures, including use of appropriate technologies, as in effect on the Closing Date with respect to monitoring compliance with all applicable Environmental Laws, provided such systems and procedures remain in compliance with all applicable Environmental Laws.

(c) Borrower shall dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws. Borrower shall use its commercially reasonable efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Borrower in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

(d) In the event Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or Borrower’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then Borrower shall, within seven (7) Business Days, give written notice of same to Lender detailing facts and circumstances of which Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Lender to protect its security interest in and Lien on the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Lender with respect thereto.

(e) Borrower shall promptly forward to Lender copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by Borrower to dispose of Hazardous Substances and shall continue to forward copies of correspondence between Borrower and the Authority regarding such claims to Lender until the claim is settled. Borrower shall promptly forward to Lender copies of all documents and reports concerning a Hazardous Discharge at the Real Property that Borrower is required to file under any Environmental Laws. Such information is to be provided solely to allow Lender to protect Lender’s security interest in and Lien on the Real Property and the Collateral.

(f) Borrower shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or Borrower shall fail to comply with any of the requirements of any Environmental Laws, Lender may, but without the obligation to do so, for the sole purpose of protecting Lender’s interest in the Collateral: (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Lender (or such third parties as directed by Lender) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Lender (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrower, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Lender and Borrower.

(g) Provided that Lender has a good faith reasonable belief that Borrower has failed to comply in any material respect with any Environmental Laws or that a Hazardous Discharge has occurred, then promptly upon the written request of Lender from time to time, Borrower shall provide Lender, at Borrower’s expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Lender, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Lender. If such estimates, individually or in the aggregate, exceed $100,000, Lender shall have the right to require Borrower to post a bond, letter of credit or other security reasonably satisfactory to Lender to secure payment of these costs and expenses.

(h) Borrower shall defend and indemnify Lender and hold Lender and its employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including reasonable attorney’s fees, suffered or incurred by Lender under or on account of any Environmental Laws, including the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Lender. Borrower’s obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Borrower’s obligation and the indemnifications hereunder shall survive the termination of this Agreement.

(i) For purposes of Section 4.19 and 5.7, all references to Real Property shall be deemed to include all of Borrower’s right, title and interest in and to its owned and leased premises.

4.20 Financing Statements. Except as respects the financing statements filed by Lender and the financing statements described on Schedule 1.2, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

4.21 Privacy Matters

(a) Borrower shall use its best efforts to ensure that (i) the Computer Systems and all operations and businesses conducted thereon remain in compliance with all Privacy Laws, (ii) commercially reasonable technical, administrative and physical controls are employed to protect the integrity and function of the Computer Systems; and (iii) no Malware is placed or permitted to be placed on any Computer Systems.

(b) In the event Borrower becomes aware or receives notice of any Cyber Attack, Data Breach or threat of Cyber Attacks or Data Breach, and notification is required to be made to any Person or third party under any contract, agreement, Privacy Law, or Applicable Law, Borrower shall, within one (1) Business Day of such notification to any Person or third party, give written notice of same to Lender detailing facts and circumstances of such Cyber Attack, Data Breach or threat of Cyber Attacks or Data Breach.

V. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Authority. Borrower has full power and authority to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder. This Agreement, the Subordination Agreement and the Other Documents have been duly executed and delivered by Borrower, and this Agreement, the Subordination Agreement and the Other Documents constitute the legal, valid and binding obligation of Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles. The execution, delivery and performance of this Agreement and of the Other Documents (a) are within Borrower’s corporate/limited liability company powers, have been duly authorized by all necessary company action and are not in contravention of the terms of Borrower’s Bylaws/Operating Agreement, certificate of incorporation/formation or other applicable documents relating to Borrower’s incorporation/formation, any Material Contract or the Subordinated Loan Documentation, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body which could have a Material Adverse Effect, (c) will not require the Consent of any Governmental Body or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect, (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under the provisions of any agreement, charter document, instrument, Bylaws/Operating Agreement or other instrument to which Borrower is a party or by which it or its property is a party or by which it may be bound, including under the provisions of the Subordinated Loan Documentation except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect and (e) will not result in the creation of any Lien upon any asset of Borrower except Permitted Encumbrances.

5.2 Formation and Qualification.

(a) Borrower is duly formed and in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Borrower has delivered to Lender true and complete copies of its certificate of incorporation/formation and Bylaws/Operating Agreement and will promptly notify Lender of any amendment or changes thereto.

(b) The only Subsidiaries of Borrower are listed on Schedule 5.2(b).

5.3 Survival of Representations and Warranties. All representations and warranties of Borrower contained in this Agreement and the Other Documents shall be true at the time of Borrower’s execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4 Tax Returns. Borrower’s federal tax identification number is set forth on Schedule 5.4. Borrower has filed all federal, state and local tax returns and other reports it is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable, except for those taxes, assessments, fees and other governmental charges that are Properly Contested. Borrower is not aware of any examination or audit of any such federal, state or local tax return by any Governmental Body. The provision for taxes on the books of Borrower is adequate for all years not closed by applicable statutes, and for its current fiscal year, and Borrower has no knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5 Financial Statements. The management prepared balance sheets of Borrower as of September 30, 2017, and the related reviewed statements of income, changes in shareholder’s equity, and changes in cash flow for the period ended on such date, copies of which have been delivered to Lender, have been prepared in accordance with GAAP, consistently applied and present fairly the financial position of Borrower at such date and the results of their operations for such period, subject to the absence of footnotes and year-end audit adjustments. Since September 30, 2017, there has been no change in the condition, financial or otherwise, of Borrower as shown on the Borrower’s internally prepared balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Borrower, except changes in the Ordinary Course of Business, none of which individually or in the aggregate has been materially adverse.

5.6 Entity Name. Except as set forth on Schedule 5.6, (i) Borrower has not been known by any other corporate/company name in the past five years and does not sell Inventory under any other name and (ii) Borrower has not been the surviving company of a merger or consolidation or acquire all or substantially all of the assets of any Person during the preceding five (5) years.

5.7 O.S.H.A. and Environmental Compliance.

(a) Borrower has duly complied with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; there have been no outstanding citations, notices or orders of non-compliance issued to Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b) To the best of Borrower’s knowledge, Borrower has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

(c) (i) There are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property; (ii) to the knowledge of the Borrower without investigation, there are no underground storage tanks or polychlorinated biphenyls on the Real Property; (iii) to the knowledge of the Borrower, the Real Property has never been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) to the knowledge of the Borrower, no Hazardous Substances are present on the Real Property, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of Borrower or of its tenants.

(d) All Real Property owned by Borrower is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of Borrower in accordance with prudent business practice in the industry of Borrower. Borrower has taken all actions required under the Flood Laws and/or requested by Lender to assist in ensuring that Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Lender with the address and/or GPS coordinates of each structure located upon any Real Property that will be subject to a Mortgage in favor of Lender, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

5.8 Solvency: No Litigation. Violation, Indebtedness or Default.

(a) Borrower is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage, and as of the Closing Date and thereafter, the fair present saleable value of its assets, calculated on a going concern basis, is and will be in excess of the amount of its liabilities.

(b) Except as disclosed in Schedule 5.8(b), Borrower has no (i) pending or threatened litigation, arbitration, actions or proceedings which could reasonably be expected to have a Material Adverse Effect, and (ii) liabilities or indebtedness for borrowed money other than the Obligations and the Subordinated Loan.

(c) Borrower is not in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is Borrower in violation of any order of any court, Governmental Body or arbitration board or tribunal binding upon the Borrower.

(d) Neither Borrower nor any member of the Controlled Group maintains or contributes to any Plan other than (i) as of the Closing Date, those listed on Schedule 5.8(d) hereto and (ii) thereafter, as permitted under this Agreement, (i) No Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code; (iii) neither Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) at this time, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither Borrower nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither Borrower nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither Borrower nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) Borrower and each member of the Controlled Group has made all contributions due and payable with respect to each Plan; (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period has not been waived; (xi) neither Borrower nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of Borrower and any member of the Controlled Group; (xii) neither Borrower nor any member of the Controlled Group maintains or contributes to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither Borrower nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

5.9 Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, trade secrets and licenses owned or utilized by Borrower are set forth on Schedule 5.9 (specifically excluding all trade secrets which are not included on Schedule 5.9), are valid and have been duly registered or filed with all appropriate Governmental Bodies and constitute all of the intellectual property rights which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any patent, trademark, copyright, design rights, tradename, trade secret or license of the Borrower and Borrower is not aware of any grounds for any challenge, except as set forth in Schedule 5.9 hereto. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design rights, copyright, copyright application and copyright license owned or held by Borrower and all trade secrets used by Borrower consist o f original material or property developed by Borrower or was lawfully acquired by Borrower from the proper and lawful owner thereof. Each of such items (except such items which are not material to the operation of Borrower’s business) has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof. With respect to all software used by Borrower (but specifically excluding any commercially available software), Borrower is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.9 hereto.

5.10 Licenses and Permits. Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

5.11 Intentionally Omitted.

5.12 No Default. No Default has occurred.

5.13 No Burdensome Restrictions. Borrower is not a party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. Borrower has heretofore delivered to Lender true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject. Borrower has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14 No Labor Disputes. Borrower is not involved in any labor dispute; there are no strikes or walkouts or union organization of Borrower’s employees threatened or in existence and no labor contract has expired and/or is scheduled to expire during the Term.

5.15 Margin Regulations. Borrower is not engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16 Investment Company Act. Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17 Disclosure. No representation or warranty made by Borrower in this Agreement or the Subordinated Loan Documentation, or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that such differences may be material. There is no fact known to Borrower or which upon the reasonable exercise of diligence should be known to Borrower which Borrower has not disclosed to Lender in writing with respect to the transactions contemplated by the Subordinated Loan Documentation or this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.18 Delivery of Subordinated Loan Documentation. Lender has received complete copies of the Subordinated Loan Documentation (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Lender.

5.19 Swaps. Borrower is not a party to, nor will it be a party to, any swap agreement whereby Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.20 Conflicting Agreements. No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on Borrower or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.21 Application of Certain Laws and Regulations. Neither Borrower nor any Affiliate of Borrower is subject to any law, statute, rule or regulation which regulates the incurrence of any Indebtedness, including laws, statutes, rules or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.22 Business and Property of Borrower. Upon and after the Closing Date, Borrower does not propose to engage in any business other than the wholesale distribution of thin veneer masonry products exclusively through a dealer network and activities necessary to conduct the foregoing or ancillary to the foregoing. On the Closing Date, Borrower will own or lease all the property and possess all of the rights and Consents necessary for the conduct of the business of Borrower.

5.23 Section 20 Subsidiaries. Borrower does not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

5.24 Anti-Terrorism Laws.

(a) General. Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Executive Order No. 13224. Neither Borrower nor any Affiliate of Borrower or their respective agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person or entity with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi) a Person or entity who is affiliated or associated with a Person or entity listed above.

(vii) Neither Borrower or to the knowledge of Borrower, any of its agents acting in any capacity in connection with the Advances or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

5.25 Trading with the Enemy. Borrower has not engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

5.26 Federal Securities Laws. Neither Borrower nor any of its Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) has any securities registered under the Exchange Act or (iii) has filed a registration statement that has not yet become effective under the Securities Act.

5.27 Commercial Tort Claims. Borrower has no commercial tort claims except as set forth on Schedule 5.27 hereto.

5.28 Letter of Credit Rights. As of the Closing Date, Borrower has no letter of credit rights except as set forth on Schedule 5.28 hereto.

5.29 Material Contracts. Schedule 5.29 sets forth all Material Contracts of the Borrower. All Material Contracts are in full force and effect and no material defaults currently exist thereunder.

5.30 Privacy Laws.

(a) Borrower is not in violation of any Privacy Law which could have a Material Adverse Effect or engages in or conspires to engage in any conduct or transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Privacy Law;

(b) The Computer Systems, and all operations and businesses conducted thereon, of Borrower are in compliance in all material respects with all Privacy Laws;

(c) Borrower employs commercially reasonable technical, administrative and physical controls to protect the integrity and function of the Computer Systems similar to those employed under similar circumstances by Persons of established reputation engaged in similar businesses;

(d) To the knowledge of Borrower, no Malware has been placed on, or is on, any Computer System; and

(e) Borrower is not aware or has not received notice of any Cyber Attack, Data Breach or threat of Cyber Attacks or Data Breach or, to the extent Borrower is aware or has received such notice, Borrower has promptly notified Lender thereof in writing.

VI. AFFIRMATIVE COVENANTS.

Borrower shall, until payment in full of the Obligations and termination of this Agreement:

6.1 Payment of Fees. Pay to Lender on demand all usual and customary fees and expenses which Lender incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.15(h). Lender may, without making demand, charge Borrower’s Account for all such fees and expenses.

6.2 Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3 Violations. Promptly, upon learning thereof, notify Lender in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to Borrower which could reasonably be expected to have a Material Adverse Effect, including any and all Applicable Laws, Environmental Laws and Privacy Laws.

6.4 Government Receivables. Take all steps necessary to protect Lender’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Lender appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between Borrower and the United States, any state or any department, agency or instrumentality of any of them.

6.5 Financial Covenants.

(a) Cash Flow Coverage Ratio. Cause to be maintained, at all times, a Cash Flow Coverage Ratio of not less than 1.15 to 1.00, tested quarterly on a trailing twelve (12) month basis, commencing with the fiscal quarter ending March 31, 2018 upon receipt of the financial statements required pursuant to Section 9.9 herein.

(b) Minimum Tangible Net Worth. Cause to be maintained, at all times, a Tangible Net Worth of not less than negative (-) $600,000 for the fiscal year ending December 31, 2017, provided, however, such amount shall increase each year thereafter commencing with the fiscal year ending December 31, 2018 by an amount equal to fifty percent (50%) the Borrower’s undistributed Net Income (without deduction for loss) for the immediately ended fiscal year at such time, tested semi-annually at the end of June and December of each fiscal year.

6.6 Execution of Supplemental Instruments. Execute and deliver to Lender from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Lender may reasonably request, in order that the frill intent of this Agreement may be carried into effect.

6.7 Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is being contested in good faith by appropriate proceedings and Borrower shall have provided for such reserves as Lender may reasonably deem proper and necessary, subject at all times to any applicable subordination arrangement in favor of Lender.

6.8 Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11 and 9.12 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of footnotes) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein.

6.9 Federal Securities Laws. Promptly notify Lender in writing if Borrower or any of its Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) registers any securities under the Exchange Act or (iii) files a registration statement under the Securities Act.

6.10 Termination of Deposit Accounts. Provide to the Lender evidence that the Borrower has terminated any and all deposit accounts maintained with any financial institution other than the Lender within ninety (90) days of the date hereof.

6.11 Collateral Access Agreement. Use it’s commercially reasonable efforts to provide to the Lender a Collateral Access Agreement with regard to the leased premises located in Alsip, Illinois on or before February 1, 2018, provided, however, as of the Closing Date and until such Collateral Access Agreement is provided to the Lender (if provided), the Lender shall institute a reserve in the Formula Amount in an amount equal to two (2) months’ lease payments that the Borrower is obligated to pay under the applicable lease agreement with regard to such premises located in Alsip, Illinois.

VII. NEGATIVE COVENANTS.

Borrower shall not, until satisfaction in full of the Obligations and termination of this Agreement:

7.1 Merger. Consolidation. Acquisition and Sale of Assets.

(a) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it.

(b) Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) dispositions of Inventory and Equipment to the extent expressly permitted by Section 4.3 and (ii) any other sales or dispositions expressly permitted by this Agreement.

7.2 Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.3 Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lender) except (a) as disclosed on Schedule 7.3, (b) guarantees made in the Ordinary Course of Business up to an aggregate amount of $100,000 and (c) the endorsement of checks in the Ordinary Course of Business.

7.4 Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-l or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, and (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof.

7.5 Loans. Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate except with respect to (a) the extension of commercial trade credit in connection with the sale of Inventory in the Ordinary Course of Business and (b) loans to its employees in the Ordinary Course of Business not to exceed the aggregate amount of $50,000 at any time outstanding.

7.6 Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount in excess of $250,000.

7.7 Dividends/Distributions. Except for Permitted Tax Distributions, pay or make any dividends and/or distribution on any Equity Interests of Borrower or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interests, or of any options to purchase or acquire any such Equity Interests of Borrower.

7.8 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (i) the Obligations; (ii) Indebtedness incurred for Capital Expenditures permitted under Section 7.6 hereof; (iii) any guarantees of Indebtedness permitted under Section 7.3 hereof; (iv) any Indebtedness listed on Schedule 1.2 hereof, (v) Indebtedness due under the Subordinated Loan Documentation and (vi) other unsecured Indebtedness in the aggregate principal amount not to exceed $100,000.00 at any time.

7.9 Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

7.10 Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except with respect to the lease of real property commonly known as 1 Red Valley Road, Millstone Township, New Jersey 08510, the payment of fees and expenses to Sponsor in respect of management services pursuant to the Management Agreement and those transactions disclosed to the Lender, which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate.

7.11 Intentionally Omitted.

7.12 Subsidiaries.

(a) Form any Subsidiary.

(b) Enter into any partnership, joint venture or similar arrangement.

7.13 Fiscal Year and Accounting Changes. Change its fiscal year from December 31st or make any significant change in accounting treatment and reporting practices except as required by GAAP.

7.14 Pledge of Credit. Now or hereafter pledge Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than Borrower’s business as conducted on the date of this Agreement.

7.15 Amendment of Organizational Documents. (i) Change its legal name, (ii) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (iii) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction, or (iv) otherwise amend, modify or waive any term or material provision of its organizational documents unless required by law, in any such case without (x) giving at least thirty (30) days prior written notice of such intended change to Lender, (y) having received from Lender confirmation that Lender has taken all steps necessary for Lender to continue the perfection of and protect the enforceability and priority of its Liens in the Collateral belonging to Borrower and in the Equity Interests of Borrower and (z) in any case under clause (iv), having received the prior written consent of Lender to such amendment, modification or waiver.

7.16 Compliance with ERISA. (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d) or any other Plan for which Lender has provided its prior written consent, (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in section 406 of ERISA and Section 4975 of the Code, (iii) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iv) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of Borrower or any member of the Controlled Group or the imposition of a lien on the property of Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Lender of the occurrence of any Termination Event, (viii) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan.

7.17 Prepayment of Indebtedness. Except as permitted pursuant to Section 7.21 hereof, at any time, directly or indirectly, prepay any Indebtedness (other than to Lender), or repurchase, redeem, retire or otherwise acquire any Indebtedness of Borrower.

7.18 Anti-Terrorism Laws.

(a) Borrower represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti- Terrorism Law.

(b) Borrower covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Borrower shall promptly notify the Lender in writing upon the occurrence of a Reportable Compliance Event.

7.19 Trading with the Enemy Act. Engage in any business or activity in violation of the Trading with the Enemy Act.

7.20 Subordinated Loan Agreement. At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of the Subordinated Loan Agreement, except as expressly permitted in the Subordination Agreement.

7.21 Other Agreements. Enter into any material amendment, waiver or modification of the Subordinated Loan Documentation or any related agreements.

7.22 Membership/Partnership Interests. Elect to treat or permit any of its Subsidiaries to (x) treat its limited liability company membership interests or partnership interests, as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and by Section 8-103 of Article 8 of Uniform Commercial Code or (y) certificate its limited liability company membership interests or partnership interests, as the case may be.

7.23 Intentionally Omitted.

7.24 Commodity Hedging. Participate in any commodity hedging activities.

7.25 Pledge of Borrower’s Equity Interests. Cause and/or permit any shareholder, partner or member of any Guarantor or Borrower to pledge in favor of any Person other than the Lender the Equity Interests of Borrower.

7.26 Privacy Laws. Engage in any business, data transfer or other activity in violation of any Privacy Law which could reasonably be expected to have a Material Adverse Effect.

7.27 Payments to Sponsor under Management Agreement. Pay or make any management fee payments to the Sponsor pursuant to the Management Agreement except that so long as (a) a notice of termination with regard to this Agreement shall not be outstanding, (b) no Event of Default or Default shall have occurred and is continuing and/or shall be caused by the making of such management fee payment, (c) the aggregate amount of such management fee payments does not exceed the amount of (i) sum of $50,000 plus the amounts permitted to be paid pursuant to (II) herein below in any fiscal quarter and/or (ii) $200,000 in any fiscal year and (d) the Borrower provides evidence to the Lender that it is and will be in pro forma compliance with the financial covenants set forth in Section 6.5 herein prior to and after giving effect to any and each such management fee payment (whether accrued or not) to the Sponsor pursuant to the Management Agreement, Borrower shall be permitted to make (I) scheduled management fee payments to the Sponsor pursuant to the Management Agreement and/or (II) scheduled management fee payments to the Sponsor pursuant to the Management Agreement which have started to accrue after the Closing Date during any fiscal year that is not paid for any reason. Notwithstanding anything to the contrary herein, the Borrower shall not be permitted to pay at any time during the Term hereof any management fees accrued and outstanding prior to the Closing Date.

7.28 Modifications to the Management Agreement. Make any modification and/or amendment to the Management Agreement without the prior written consent of the Lender which consent shall not be unreasonably withheld.

VIII. CONDITIONS PRECEDENT.

8.1 Conditions to Initial Advances. The agreement of Lender to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Lender, immediately prior to or concurrently with the making of such Advances (unless otherwise stated herein), of the following conditions precedent:

(a) Note. Lender shall have received the Note duly executed and delivered by an authorized officer of Borrower;

(b) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create, in favor of Lender, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Lender shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(c) Company Proceedings. Lender shall have received a copy of the resolutions in form and substance reasonably satisfactory to Lender, of the Board of Directors of Borrower authorizing (i) the execution, delivery and performance of this Agreement, the Note, the Other Documents, any related agreements and the Subordinated Loan Documentation (collectively the “Documents”) and (ii) the granting by Borrower of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of Borrower and as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(d) Incumbency Certificates. Lender shall have received a certificate of the Secretary or an Assistant Secretary of Borrower, dated the Closing Date, as to the incumbency and signature of the officers of Borrower executing this Agreement, the Other Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(e) Certificates. Lender shall have received a copy of the Articles or Certificate of Incorporation/Formation Borrower, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of Incorporation/Formation together with copies of the Bylaws/Operating Agreement of Borrower and all agreements of Borrower’s shareholders/members certified as accurate and complete by the Secretary of Borrower;

(f) OFAC Report/Lexis Nexus Report. Lender shall have received satisfactory OFAC Reports and Lexis Nexus reports against the Borrower;

(g) Good Standing Certificates. Lender shall have received good standing certificates for Borrower dated not more than 30 days prior to the Closing Date, issued by the Secretary of State or other appropriate official of Borrower’s jurisdiction of incorporation/formation and each jurisdiction where the conduct of Borrower’s business activities or the ownership of its properties necessitates qualification;

(h) Legal Opinion. Lender shall have received the executed legal opinion of the Nixon Peabody LLP in form and substance satisfactory to Lender which shall cover such matters incident to the transactions contemplated by this Agreement, the Note, the Other Documents, the Subordination Agreement and related agreements as Lender may reasonably require and Borrower hereby authorizes and directs such counsel to deliver such opinions to Lender;

(i) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against Borrower or against the officers or directors of Borrower (A) in connection with this Agreement, the Other Documents, the Subordinated Loan Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Lender, is deemed material or (B) which could, in the reasonable opinion of Lender, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body. Lender shall have received a summary of all existing litigation regarding the Borrower;

(j) Collateral Examination. Lender shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Lender, of the Receivables, Inventory, General Intangibles, Leasehold Interest and Equipment of Borrower and all books and records in connection therewith;

(k) Fees. Lender shall have received all fees payable to Lender on or prior to the Closing Date hereunder, including pursuant to Article III hereof;

(l) ERISA Compliance. Lender shall have received in form and substance satisfactory to Lender evidence that Borrower is in compliance with ERISA as required in Section 7.16 herein along with a certificate from Borrower’s chief financial officer, controller, accountant, attorney or actuary delineating all existing pension and/or profit sharing plans, if any;

(m) Insurance. Lender shall have received in form and substance satisfactory to Lender, certified copies of Borrower’s casualty insurance policies, cyber insurance, directors and officers and computer crime, together with loss payable endorsements on Lender’s standard form of loss payee endorsement naming Lender as lenders loss payable, and certified copies of Borrower’s liability insurance policies, together with endorsements naming Lender as an additional insured. The Borrower shall provide to Lender a copy of all declaration pages together with all applicable exclusion provisions with regard to the Borrowers’ insurance policies;

(n) Payment Instructions. Lender shall have received written instructions from Borrower directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(o) Fictitious, Assumed or Alternate Names. Lender shall have received certified copies of any fictitious, assumed or alternate names of the Borrower;

(p) Financial Statements. Lender shall have received a copy of the Borrower’s financial statements for the fiscal year ended December 31, 2016 and the fiscal quarter ended September 30, 2017 and federal and state income tax returns and income tax reports for the year ended December 31, 2016, all of which shall be satisfactory in all respects to the Lender;

(q) Other Documents. Lender shall have received the executed Other Documents, all in form and substance satisfactory to Lender;

(r) Blocked Accounts. Lender shall have received duly executed agreements establishing the Blocked Accounts or Depository Accounts with financial institutions acceptable to Lender for the collection or servicing of the Receivables and proceeds of the Collateral;

(s) Consents. Lender shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Lender shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Lender and its counsel shall deem necessary;

(t) No Adverse Material Change. (i) since September 30, 2017, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect on the Borrower’s business, operations or profits or in the condition of the Collateral shall have occurred, from the date of the most recent financial statements submitted to the Lender or the field examinations to be conducted by the Lender up until the date of closing and (ii) no representations made or information supplied to Lender shall have been proven to be inaccurate or misleading in any material respect;

(u) Leasehold Agreements. Lender shall have received landlord, mortgagee or warehouseman agreements satisfactory to Lender with respect to all premises leased by Borrower at which Inventory and books and records are located;

(v) Contract Review. Lender shall have received and reviewed copies of all material contracts of Borrower including, without limitation, leases, union contracts, labor contracts, packaging agreements, vendor supply contracts, vendor contracts (including information technology and information security), management agreements, option agreements, warrant agreements, royalty agreements, shareholder agreements, purchase agreements, warranty agreements, employment agreements, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all reasonable respects to Lender;

(w) Borrowing Base. Lender shall have received a Borrowing Base Certificate from Borrower evidencing that the Borrower will have a minimum aggregate Undrawn Availability of at least $600,000 at closing (including cash maintained in operating accounts and verified by the Lender) after the application of the loans proceeds as proposed, and provided that Borrower has no accounts payable, other than those under an acceptable payout plan, more than 60 days past due and no past due taxes or other past due debt obligations;

(x) Operating Accounts. Lender shall have received and reviewed evidence that the Borrower has established and is maintaining operating account and demand depository accounts with the Lender;

(y) Searches. Lender shall have received UCC searches, Federal and State Litigation searches, Upper Court and Local Judgment searches, franchise tax searches, bankruptcy searches, Federal and State Tax Lien searches and any other Lien searches run against the name of the Borrower as well as any previous, alternate and fictitious names, and against the names of all entities which were acquired by or merged into the Borrower, or orders of applicable bankruptcy courts reflecting lien releases (as applicable), showing no existing security interests in or Liens on the Collateral other than Permitted Encumbrances and other Liens permitted by the Lender;

(z) Intellectual Property. Lender shall have received a list of intellectual property of the Borrower including trademarks and trademark applications, patents and patent applications, copyrights and copyright applications, together with a search/abstract relating to the same;

(aa) Review of Records/Trade References/Verification of Accounts Receivable. Lender shall have reviewed to its satisfaction all of Borrower’s books and records and trade references along with a verification of all accounts Receivables;

(bb) Field Audit and Appraisal. Lender shall complete an opening asset based field audit and appraisals as well as a field examination, all to the satisfaction of the Lender;

(cc) Management Agreement. Lender shall have received a copy of the Management Agreement along with any and all amendments;

(dd) Background Check. Lender shall have completed a background check on key officers and employees of the Borrower along with satisfactory bank references;

(ee) Cyber Security/Privacy Policies. Lender shall have received and reviewed to its satisfaction the Borrower’s internal cyber security and privacy policies including, but not limited to, all data security guidelines/controls, risk management and assessment programs, incident response plans, written information security plans and website and mobile app disclosures along with evidence of compliance with state and federal privacy and data security laws and regulations;

(ff) Subordinated Loan Documentation. Lender shall have received copies of all Subordinated Loan Documentation along with evidence that such have been extended to an expiration date not less than ninety (90) days after the Terminated Date;

(gg) Compliance with Laws. Lender shall be reasonably satisfied that Borrower is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Privacy Laws, Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Trading with the Enemy Act.; and

(hh) Other. All corporate/company and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Lender and its counsel.

8.2 Conditions to Each Advance. The agreement of Lender to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a) Representations and Warranties. Each of the representations and warranties made by Borrower in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent any such representation or warranty is made as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such particular date;

(b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Lender, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c) Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX. INFORMATION AS TO BORROWER

Borrower shall, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1 Disclosure of Material Matters. Promptly upon learning thereof, report to Lender all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral, including Borrower’s reclamation or repossession of, or the return to Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2 Schedules. Deliver to Lender (I) on or before Wednesday of each week as and for the prior week, a Borrowing Base Certificate in form and substance satisfactory to Lender (which shall be calculated as of the last day of each such immediately preceding week and which shall not be binding upon Lender or restrictive of Lender’s rights under this Agreement) and (II) on twentieth (20th) day of each month as and for the prior month ended, (a) an accounts receivable ageing, (b) an accounts payable ageing, (c) a summary Inventory listing in form and substance reasonably acceptable to the Lender, (d) a listing of ineligible Receivables and Inventory and (e) reconciliations. In addition, Borrower will deliver to Lender at such intervals as Lender may require in its Permitted Discretion: (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery, (iv) schedule of insurance coverage, (v) customer lists and (vi) such further schedules, documents and/or information regarding the Collateral as Lender may require including trial balances and test verifications. Lender shall have the right, in its Permitted Discretion, to confirm and verify any Receivable in any commercially reasonable manner, medium and frequency. The items to be provided under this Section are to be in form reasonably satisfactory to Lender and delivered to Lender from time to time solely for Lender’s convenience in maintaining records of the Collateral, and Borrower’s failure to deliver any of such items to Lender shall not affect, terminate, modify or otherwise limit Lender’s Lien with respect to the Collateral.

9.3 Environmental Reports. Furnish Lender, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.9, with a Compliance Certificate signed by the President of Borrower stating, to the best of his knowledge that Borrower is in compliance in all material respects with all federal, state and local Environmental Laws. To the extent Borrower is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non- compliance and the proposed action Borrower will implement in order to achieve full compliance.

9.4 Litigation. Promptly notify Lender in writing of any claim, litigation, suit or administrative proceeding affecting Borrower or any Guarantor, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.5 Material Occurrences. Promptly notify Lender in writing upon the occurrence of (a) any Event of Default or Default; (b) any event of default under the Subordinated Loan Documentation; (c) any event which with the giving of notice or lapse of time, or both, would constitute an event of default under the Subordinated Loan Documentation; (d) any event, development or circumstance whereby any financial statements or other reports furnished to Lender fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Borrower as of the date of such statements; (e) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject Borrower to a tax imposed by Section 4971 of the Code; and (f) any other development in the business or affairs of Borrower or any Guarantor, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrower propose to take with respect thereto.

9.6 Government Receivables. Promptly notify Lender immediately if any of its Receivables arise out of contracts between Borrower and the United States, any state, or any department, agency or instrumentality of any of them.

9.7 Annual Financial Statements. Furnish Lender within one hundred twenty (120) days after the end of each fiscal year of Borrower, audited financial statements of Borrower including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP on a combined basis consistent with prior practices, and in reasonable detail and reported upon without qualification by Holman Frenia Allison, P.C. or another independent certified public accounting firm selected by Borrower and reasonably satisfactory to Lender (the “Accountants”). The report of the Accountants shall, to the extent that the Accountants customarily provide such statements, be accompanied by a statement of the Accountants certifying that in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing. In addition, the reports shall be accompanied by a Compliance Certificate.

9.8 Quarterly Compliance Certificate. Furnish Lender within thirty (30) days after the end of each fiscal quarter, a Compliance Certificate.

9.9 Monthly Financial Statements. Furnish Lender within thirty (30) days after the end of each month, an internally prepared balance sheets of Borrower and internally prepared statements of income and shareholders’ equity and cash flow of Borrower reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on an individual basis consistent with prior practices and complete and correct in all material respects, subject to the absence of footnotes and year-end audit adjustments.

9.10 Other Reports. Upon request, furnish Lender within five (5) Business Days after such request (i) copies of such financial statements, reports and returns as Borrower shall have sent to its shareholders (ii) copies of the Borrower’s Federal and State income tax returns and (iii) copies of all notices, reports, financial statements and other materials sent pursuant to the Subordinated Loan Documentation.

9.11 Additional Information. Furnish Lender with such additional information as Lender shall reasonably request in order to enable Lender to determine whether the terms, covenants, provisions and conditions of this Agreement and the Note have been complied with by Borrower including, without the necessity of any request by Lender, (a) copies of all environmental and reviews, (b) at least thirty (30) days prior thereto, notice of Borrower’s opening of any new office or place of business or Borrower’s closing of any existing office or place of business, and (c) promptly upon Borrower’s learning thereof, notice of any labor dispute to which Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which Borrower is a party or by which Borrower is bound. In addition, Borrower will deliver to Lender such further schedules, documents and/or information regarding the Collateral as Lender may reasonably request from time to time.

9.12 Projected Operating Budget. Furnish Lender, no later than the first (1st) Business Day of Borrower’s fiscal year commencing with fiscal year 2019, a month by month projected operating budget and cash flow of Borrower for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of Borrower to the effect that such projections are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that such differences may be material.

9.13 Variances From Operating Budget. Furnish Lender, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.9, a written report summarizing all material variances from budgets submitted by Borrower pursuant to Section 9.11 and a discussion and analysis by management with respect to such variances.

9.14 Notice of Suits, Adverse Events. Furnish Lender with prompt written notice of (i) any lapse or other termination of any Consent issued to Borrower by any Governmental Body or any other Person that is material to the operation of Borrower’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by Borrower or any Guarantor with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of Borrower or any Guarantor, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to Borrower or any Guarantor.

9.15 ERISA Notices and Requests. Furnish Lender with prompt written notice in the event that (i) Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; or (ix) Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

9.16 Additional Documents. Execute and deliver to Lender, upon request, such documents and agreements as Lender may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

9.17 Updates to Certain Schedules. Deliver to Lender promptly as shall be required to maintain the related representations and warranties as true and correct, updates to Schedules 4.5 (Locations of Equipment and Inventory), 5.9 (Intellectual Property, Source Code Escrow Agreements), 5.28 (Commercial Tort Claims) and 5.29 (Letter-of-Credit Rights); provided, that absent the occurrence and continuance of any Event of Default, Borrower shall only be required to provide such updates on a quarterly basis in connection with delivery of a Compliance Certificate with respect to the applicable quarter. Any such updated Schedules delivered by Borrower to Lender in accordance with this Section 9.17 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Lender and attached to and made part of this Agreement.

X. EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1 Nonpayment. Failure by Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document;

10.2 Breach of Representation. Any representation or warranty made or deemed made by Borrower or any Guarantor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

10.3 Financial Information. Failure by Borrower to (i) furnish financial information when due or when requested in accordance with this Agreement, provided, that (x) if no exact date or period is specified in this Agreement for such financial information, then the Borrower shall have ten (10) Business Days to furnish such financial information and (y) if an exact date or period is specified in this Agreement for such financial information, then, no more than three (3) times during any fiscal year, the Borrower may have an additional five (5) Business Days to furnish such financial information, or (ii) permit the inspection of its books or records in accordance with this Agreement;

10.4 Judicial Actions. Issuance of a notice of Lien, levy, assessment, injunction or attachment against Borrower’s Inventory or Receivables or against a material portion of Borrower’s other property which is not stayed or lifted within forty five (45) days;

10.5 Noncompliance. Except as otherwise provided for in Sections 10.1, 10.3, 10.5(ii) and 10.5(iii), (i) failure or neglect of Borrower or any Guarantor to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between Borrower or any Guarantor and Lender which, no more than three (3) times per fiscal year, is not cured within five (5) Business Days from the occurrence or such failure or neglect, (ii) failure or neglect of Borrower to perform, keep or observe any term, provision, condition or covenant, contained in Sections 6.5 or Section 7, (iii) failure or neglect of Borrower to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.9, 4.17, 4.19, 6.1, 6.3, 6.4, 9.4 or 9.6 hereof which is not cured within forty five (45) days from the occurrence of such failure or neglect;

10.6 Judgments. Any judgment or judgments are rendered against Borrower or any Guarantor for an aggregate amount in excess of $250,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage and evidenced of such has been provided to Lender) and (i) enforcement proceedings shall have been commenced by a creditor upon such judgment, (ii) there shall be any period of forty five (45) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance);

10.7 Bankruptcy. Borrower or any Guarantor shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

10.8 Inability to Pay. Borrower or any Guarantor shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.9 Subsidiary Bankruptcy. Any Subsidiary of Borrower, or any Guarantor, shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

10.10 Material Adverse Effect. Any change since the Closing Date in the results of operations or condition (financial or otherwise) of the Borrower and its Subsidiaries has occurred which in Lender’s Permitted Discretion has a Material Adverse Effect;

10.11 Lien Priority. Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest subject to Permitted Encumbrances;

10.12 Subordinated Loan Default. An event of default has occurred under the Subordinated Loan Documentation, which default shall not have been cured or waived within any applicable grace period;

10.13 Cross Default. A default of the obligations of Borrower under any other agreement to which it is a party beyond any applicable grace period shall occur;

10.14 Breach of Guaranty. Termination or breach of any Guaranty or similar agreement executed and delivered to Lender in connection with the Obligations of Borrower, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or similar agreement;

10.15 Change of Ownership. Any Change of Ownership or Change of Control shall occur;

10.16 Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on Borrower or any Guarantor, or Borrower or any Guarantor shall so claim in writing to Lender;

10.17 Licenses. (i) Any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent trademark or tradename of Borrower or any Guarantor, the continuation of which is material to the continuation of Borrower’s or such Guarantor’s business, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (c) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of Borrower’s or any Guarantor’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; (ii) any agreement which is necessary or material to the operation of Borrower’s or any Guarantor’s business shall be revoked or terminated and not replaced by a substitute acceptable to Lender within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;

10.18 Seizures. Any portion of the Collateral having an aggregate value in excess of $50,000 shall be seized or taken by a Governmental Body;

10.19 Pension Plans. An event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, Borrower or any member of the Controlled Group shall incur, or in the opinion of Lender be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Lender, would have a Material Adverse Effect.

XI. LENDER’S RIGHTS AND REMEDIES AFTER DEFAULT.

11.1 Rights and Remedies.

(a) Upon the occurrence of (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lender to make Advances shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Lender all Obligations shall be immediately due and payable and Lender shall have the right to terminate this Agreement and to terminate the obligation of Lender to make Advances and (iii) a filing of a petition against Borrower in any involuntary case under any state or federal bankruptcy laws, all Obligations shall be immediately due and payable and the obligation of Lender to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over Borrower. Upon the occurrence of any Event of Default, Lender shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Lender may enter any of Borrower’s premises or other premises without legal process and without incurring liability to Borrower therefore, and Lender may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Lender may deem advisable and Lender may require Borrower to make the Collateral available to Lender at a convenient place. With or without having the Collateral at the time or place of sale, Lender may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Lender may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender shall give Borrower reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrower at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Lender may bid for and become the purchaser, and Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by Borrower. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Lender is granted a perpetual nonrevocable, royalty free, nonexclusive license and Lender is granted permission to use all of Borrower’s (a) trademarks, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Borrower shall remain liable to Lender therefor.

(b) To the extent that Applicable Law imposes duties on the Lender to exercise remedies in a commercially reasonable manner, Borrower acknowledges and agrees that it is not commercially unreasonable for the Lender (i) to fail to incur expenses reasonably deemed significant by the Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition or (ii) to disclaim disposition warranties, such as title, possession or quiet enjoyment. Borrower acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by the Lender would not be commercially unreasonable in the Lender’s exercise of remedies against the Collateral and that other actions or omissions by the Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to Borrower or to impose any duties on Lender that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

(c) Any power of attorney executed by the Borrower in connection with this Agreement may only be exercised by Lender upon the occurrence and during the continuance of an Event of Default.

11.2 Lender’s Discretion. Lender shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Lender may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Lender’s rights hereunder.

11.3 Setoff. In addition to any other rights which Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Lender shall have a right, immediately and without notice of any kind, to apply Borrower’s property held by Lender to reduce the Obligations.

11.4 Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5 Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Lender on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Lender’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Lender in connection with enforcing its rights and the rights of the Lender under this Agreement and the Other Documents and any protective advances made by the Lender with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to the Lender;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Lender to the extent owing to Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the Obligations (including the payment or cash collateralization of any outstanding Letters of Credit);

SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) the Lender shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Lender in a cash collateral account and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 11.5.

XII. WAIVERS AND JUDICIAL PROCEEDINGS.

12.1 Waiver of Notice. Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2 Delay. No delay or omission on Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3 Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII. EFFECTIVE DATE AND TERMINATION.

13.1 Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of Borrower and Lender, shall become effective on the date hereof and shall continue in full force and effect until the Termination Date (the “Term”) unless sooner terminated as herein provided. Borrower may terminate this Agreement at any time upon ten (10) Business Days’ prior written notice upon payment in full of the Obligations. In the event the Obligations are prepaid in full prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrower shall pay to Lender an early termination fee in an amount equal to (i) one percent (1.00%) of the Maximum Loan Amount if the Early Termination Date occurs on or after the Closing Date to and including the date immediately preceding the first anniversary of the Closing Date and (ii) one half of one percent (0.50%) of the Maximum Loan Amount if the Early Termination Date occurs on or after the first anniversary of the Closing Date to and including the date immediately preceding the second anniversary of the Closing Date.

13.2 Termination. The termination of the Agreement shall not affect Borrower’s or Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all Obligations have been paid in full. The security interests, Liens and rights granted to Lender hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that no Revolving Advances are outstanding, until all of the Obligations of Borrower have been paid in full. Accordingly, Borrower waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Lender shall not be required to send such termination statements to Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid in full.

XIV. MISCELLANEOUS.

14.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts applied to contracts to be performed wholly within the Commonwealth of Massachusetts. Any judicial proceeding brought by or against Borrower with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the Commonwealth of Massachusetts, United States of America, and, by execution and delivery of this Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at its address set forth in Section 14.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Borrower waives the right to remove any judicial proceeding brought against Borrower in any state court to any federal court. Any judicial proceeding by Borrower against Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of Middlesex, Commonwealth of Massachusetts.

14.2 Entire Understanding. This Agreement and the documents executed concurrently herewith contain the entire understanding between Borrower and Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Borrower’s, and Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

14.3 Successors and Assigns; Participations.

(a) This Agreement shall be binding upon and inure to the benefit of Borrower, Lender, all future holders of the Obligations and their respective successors and permitted assigns, except that (i) Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Lender and (ii) Lender may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Borrower, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that, subject to such assignee satisfying its obligations under Section 3.11, no such consent shall be required after the occurrence and during the continuance of an Event of Default.

(b) Borrower acknowledges that in the regular course of commercial banking business the Lender may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Borrower shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both Lender and such Participant. Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

(c) Each Lender that sells a participation shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the loans or other obligations under this Agreement and the Other Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations this Agreement and the Other Documents) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement and the Other Documents notwithstanding any notice to the contrary.

14.4 Application of Payments. Lender shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that Borrower makes a payment or Lender receives any payment or proceeds of the Collateral for Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Lender.

14.5 Indemnity. Borrower shall indemnify Lender and each of its officers, directors, Affiliates, attorneys, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Lender in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Lender is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct or gross negligence of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel) asserted against or incurred by any of the indemnitees described above in this Section 14.5 by any Person under any Environmental Laws or similar laws by reason of Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances. Additionally, if any taxes (other than an Excluded Tax) shall be payable by Lender or Borrower on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrower will pay (or will promptly reimburse Lender for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the indemnitees described above in this Section 14.5 harmless from and against all liability in connection therewith.

14.6 Notice. Any notice or request hereunder may be given to Borrower or to Lender at its address set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 14.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 14.6) in accordance with this Section 14.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 14.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 14.6. Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 14.6; and

(g) If given by any other means (including by overnight courier), when actually received.

(A) If to Lender or BB at:

Berkshire Bank

840 Route 33

Hamilton, New Jersey 08619

Attention:	Kenneth Kaestner, Senior Vice President
Telephone:	(609) 528-2095
Facsimile:	(609) 587-1374

with a copy to:

Mandelbaum Salsburg, P.C.

3 Becker Farm Road, Suite 105

Roseland, New Jersey 07068

Attention:	Edward J. Albowicz, Esquire
Telephone:	(973) 243-7923
Facsimile:	(973) 325-7467

(B) If to Borrower:

Brookstone Partners

122 East 42nd Street, Suite 4305

New York, New York 10168

Attn: Mr. Matthew Lipman

Facsimile: (212) 302-5888

Email:

and

TotalStone, LLC

1 Red Valley Road

Millstone Township, New Jersey 08510

Attention:	Matthew Lipman, President

with a copy (the providing of which shall not constitute notice and the failure to provide of which shall not constitute a failure to notify the Borrower) to:

Nixon Peabody LLP

70 West Madison Suite 3500 Chicago, Illinois 60602

Attention:	Robert A. Drobnak, Esquire
Telephone:	(312) 977-4348
Facsimile:	(844) 558-3818

14.7 Survival. The obligations of Borrower under Sections 3.7, 3.8, 3.9, 3.10, 4.19(h), and 14.5 and the obligations of Lender under Section 14.15 shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

14.8 Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

14.9 Expenses. All costs and expenses including reasonable attorneys’ fees (including the allocated costs of in house counsel) and disbursements incurred by Lender (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement, the Subordination Agreement or any consents or waivers hereunder or thereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Lender’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Lender’s rights hereunder, under the Subordination Agreement and under all related agreements, documents and instruments, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Lender’s transactions with Borrower, any Guarantor or any Subordinated Lender or (e) in connection with any advice given to Lender with respect to its rights and obligations under this Agreement, the Subordination Agreement and all related agreements, documents and instruments, may be charged to Borrower’s Account and shall be part of the Obligations.

14.10 Injunctive Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lender; therefore, Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

14.11 Consequential Damages. Neither Lender nor any agent or attorney for Lender, shall be liable to Borrower or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

14.12 Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

14.13 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or other form of electronic transmission shall be deemed to be an original signature hereto.

14.14 Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

14.15 Confidentiality; Sharing Information. Lender shall hold all non-public information obtained by Lender pursuant to the requirements of this Agreement in accordance with Lender’s customary procedures for handling confidential information of this nature; provided, however, Lender may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to any prospective Participant, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Lender shall use its reasonable best efforts prior to disclosure thereof, to notify Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of Lender by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Lender be obligated to return any materials furnished by Borrower other than those documents and instruments in possession of Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by Lender or by one or more Subsidiaries or Affiliates of Lender and Borrower hereby authorizes Lender to share any information delivered to Lender by Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of Lender to enter into this Agreement, to any such Subsidiary or Affiliate of Lender, it being understood that any such Subsidiary or Affiliate of Lender receiving such information shall be bound by the provisions of this Section 14.15 as if it were the Lender. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

14.16 Publicity. Borrower hereby authorizes Lender to make appropriate announcements of the financial arrangement entered into between Borrower and Lender, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Lender shall in its sole and absolute discretion deem appropriate.

14.17 Certifications From Banks and Participants; US PATRIOT Act. Lender or assignee or participant of Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Lender the certification, or, if applicable, recertification, certifying that Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

[SIGNATURE PAGES TO FOLLOW]

[SIGNATURE PAGE TO REVOLVING CREDIT, TERM LOAN
AND SECURITY AGREEMENT]

Each of the parties has signed this Agreement as of the day and year first above written.

TOTALSTONE, LLC

By:	/s/ MATTHEW LIPMAN
	Name:	MATTHEW LIPMAN
	Title:	Manager

BERKSHIRE BANK,
as Lender

By:	/s/ KENNETH KAESTNER
	Name:	KENNETH KAESTNER
	Title:	Senior Vice President